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Filed Pursuant to Rule 424(b)(2)
Registration No. 333-200443

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price	Amount of registration fee[1]

Debt Securities	$600,000,000	$69,540

1
The filing fee, calculated in accordance with Rule 457(r), has been transmitted to the SEC in connection with the securities offered from Registration Statement File No. 333-200443 by means of this prospectus supplement.

Prospectus supplement
(To Prospectus dated November 21, 2014)

$600,000,000

Buckeye Partners, L.P.

3.950% Notes due 2026

We are offering $600.0 million of our 3.950% notes due 2026 (the "Notes"). We will pay interest on the Notes on June 1 and December 1 of each year, commencing on June 1, 2017. The Notes will mature on December 1, 2026 unless redeemed prior to maturity. The Notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000.

We intend to use the net proceeds from this offering to fund a portion of the purchase price of the VTTI Acquisition (as defined herein). If the pending VTTI Acquisition is not consummated, or the SPA (as defined herein) is terminated, in each case, prior to July 1, 2017, we will be required to redeem all of the Notes then outstanding at 101% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the date of redemption. See "Description of Notes—Special Mandatory Redemption" in this prospectus supplement.

We have the option to redeem the Notes, in whole or in part, at any time or from time to time, prior to their maturity at the applicable redemption price described in this prospectus supplement. See "Description of Notes—Optional Redemption" in this prospectus supplement.

The Notes will be our senior unsecured obligations, will rank equally in right of payment with all of our existing and future unsubordinated debt and will rank senior in right of payment to all of our existing and future subordinated debt. The Notes will be structurally junior to all existing and future debt and other liabilities of our subsidiaries, including our operating subsidiaries.

The Notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the Notes on any securities exchange or for inclusion of the Notes in any automated quotation system.

Investing in the Notes involves risks. See "Risk Factors" beginning on page S-8 of this prospectus supplement and on page 3 of the accompanying base prospectus.

	Per Note	Total
Price to the public[1]	99.644%	$597,864,000
Underwriting discount	0.650%	$3,900,000
Proceeds to Buckeye Partners, L.P. (before expenses)[1]	98.994%	$593,964,000

1
Plus accrued interest from November 7, 2016, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The Notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank SA/NV, as operator of the Euroclear System and Clearstream Banking, société anonyme, on or about November 7, 2016.

Joint Book-Running Managers

Barclays	J.P. Morgan	SunTrust Robinson Humphrey	Wells Fargo Securities

BNP PARIBAS	Deutsche Bank Securities	PNC Capital Markets LLC	SMBC Nikko

Co-Managers

BB&T Capital Markets	Morgan Stanley

Prospectus Supplement dated October 27, 2016

Prospectus Supplement

Base Prospectus

        This document is in two parts. The first part is the prospectus supplement, which describes our business and the specific terms of this offering. The second part is the accompanying base prospectus, which gives more general information, some of which may not apply to this offering. Generally, when we refer only to the "prospectus," we are referring to both parts combined. If information in this prospectus supplement conflicts with information in the accompanying base prospectus, you should rely on the information in this prospectus supplement.

        You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by us or on our behalf. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer of the Notes in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying base prospectus or the information we have previously filed with the Securities and Exchange Commission that is incorporated by reference herein is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

S-i

SUMMARY

        You should carefully read this entire prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein to understand fully the terms of the Notes, as well as the tax and other considerations that are important in making your investment decision.

        For purposes of this prospectus supplement, unless otherwise indicated, the terms "us," "we," "our," the "Partnership" and similar terms refer to Buckeye Partners, L.P., together with our subsidiaries.

 Buckeye Partners, L.P.

About the Partnership

        We are a publicly traded Delaware master limited partnership that owns and operates a diversified network of integrated assets providing midstream logistic solutions, primarily consisting of the transportation, storage and marketing of liquid petroleum products. The original Buckeye Pipe Line Company was founded in 1886 as part of the Standard Oil Company ("Standard Oil") and became a publicly owned, independent company after the dissolution of Standard Oil in 1911. Expansion into petroleum products transportation after World War II and subsequent acquisitions thereafter ultimately led to Buckeye Pipe Line Company becoming a leading independent common carrier pipeline. In 1964, Buckeye Pipe Line Company was acquired by a subsidiary of the Pennsylvania Railroad, which later became the Penn Central Corporation. In 1986, Buckeye Pipe Line Company was reorganized into a master limited partnership, Buckeye Partners, L.P. Buckeye GP LLC is our general partner.

        We are one of the largest independent liquid petroleum products pipeline operators in the United States ("U.S.") in terms of volumes delivered, with approximately 6,000 miles of pipeline. We also use our service expertise to operate and/or maintain third-party pipelines and perform certain engineering and construction services for our customers. Additionally, we are one of the largest independent terminalling and storage operators in the U.S. in terms of capacity available for service. Our terminal network comprises more than 120 liquid petroleum products terminals with aggregate storage capacity of over 110 million barrels across our portfolio of pipelines, inland terminals and marine terminals located primarily in the East Coast and Gulf Coast regions of the U.S. and in the Caribbean. Our network of marine terminals enables us to facilitate global flows of crude oil and refined petroleum products, offering our customers connectivity between supply areas and market centers through some of the world's most important bulk storage and blending hubs. Our flagship marine terminal in The Bahamas is one of the largest marine crude oil and refined petroleum products storage facilities in the world and provides an array of logistics and blending services for the global flow of petroleum products. Our expansion into the Gulf Coast has added another regional hub with world-class marine terminalling, storage and processing capabilities. We are also a wholesale distributor of refined petroleum products in areas served by our pipelines and terminals.

Recent Developments

  Financial Results for the Third Quarter of 2016 (unaudited)

        Our income from continuing operations for the third quarter of 2016 was $160.3 million compared to income from continuing operations for the third quarter of 2015 of $99.9 million. Income from continuing operations attributable to our unitholders was $1.19 per diluted unit for the third quarter of 2016 compared to $0.78 per diluted unit for the third quarter of 2015. The diluted weighted average number of units outstanding in the third quarter of 2016 was 131.9 million compared to 128.9 million in the third quarter of 2015.

        Adjusted EBITDA (as defined below) from continuing operations for the third quarter of 2016 was $271.6 million compared to $204.2 million for the third quarter of 2015. Distributable cash flow (as defined below) from continuing operations for the third quarter of 2016 was $194.0 million compared to $135.6 million for the third quarter of 2015. Our distribution coverage of 1.2 times, representing $32.2 million of cash flow in excess of distributions for the quarter.

        We also declared a cash distribution of $1.2250 per limited partner unit ("LP unit") for the quarter ended September 30, 2016. The distribution will be payable on November 22, 2016 to unitholders of record on November 15, 2016. This cash distribution represents a 4.3 percent increase over the $1.1750 per LP unit distribution declared for the third quarter of 2015.

        Key drivers of our third quarter results were: (i) a full quarter of operations at our Buckeye Texas Partners facility in Corpus Christi, Texas, along with additional storage capacity in service and improved rates at our Caribbean and New York hubs in our Global Marine Terminals segment; (ii) favorable market conditions that led to increased utilization of products storage and improved transportation and throughput revenues across our pipeline and terminal system as well as a $14 million payment resulting from a customer's exercise of an early buy-out of a crude-by-rail storage services contract in our Domestic Pipelines & Terminals segment; and (iii) taking advantage of current market conditions to accelerate incremental gains through effective inventory management in our Merchant Services segment.

        Adjusted EBITDA and distributable cash flow are measures not defined by U.S. generally accepted accounting principles. Adjusted EBITDA is the primary measure used by our senior management, including our chief executive officer, to (i) evaluate our consolidated operating performance and the operating performance of our business segments, (ii) allocate resources and capital to business segments, (iii) evaluate the viability of proposed projects, and (iv) determine overall rates of return on alternative investment opportunities. We use distributable cash flow as a performance metric to compare cash generating performance of Buckeye from period to period and to compare the cash generating performance for specific periods to the cash distributions (if any) that are expected to be paid to our unitholders. Distributable cash flow is not intended to be a liquidity measure. Adjusted EBITDA and distributable cash flow eliminate (i) non-cash expenses, including, but not limited to, depreciation and amortization expense resulting from the significant capital investments we make in our businesses and from intangible assets recognized in business combinations, (ii) charges for obligations expected to be settled with the issuance of equity instruments, and (iii) items that are not indicative of our core operating performance results and business outlook.

        We believe that investors benefit from having access to the same financial measures that we use and that these measures are useful to investors because they aid in comparing our operating performance with that of other companies with similar operations. The Adjusted EBITDA and distributable cash flow data presented by us may not be comparable to similarly titled measures at other companies because these items may be defined differently by other companies. The following table reconciles income from continuing operations to Adjusted EBITDA and distributable cash flow.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(In thousands, except coverage ratio)
	(Unaudited)
Income from continuing operations	$160,270	$99,947	$439,746	$303,294
Less: Net (income) loss attributable to noncontrolling interests	(3,896)	93	(11,803)	794

Income from continuing operations attributable to Buckeye Partners, L.P.	156,374	100,040	427,943	304,088
Add: Interest and debt expense	48,476	43,413	144,093	127,097
Income tax expense	308	240	896	720
Depreciation and amortization[1]	63,472	54,830	188,220	164,204
Non-cash unit-based compensation expense	8,853	6,597	22,912	17,578
Acquisition and transition expense[2]	309	82	479	2,942
Litigation contingency accrual[3]	—	1,729	—	15,229
Less: Amortization of unfavorable storage contracts[4]	(443)	(2,767)	(5,979)	(8,303)
Gains on property damage recoveries[5]	(5,700)	—	(5,700)	—

Adjusted EBITDA from continuing operations	$271,649	$204,164	$772,864	$623,555

Less: Interest and debt expense, excluding amortization of deferred financing costs, debt discounts and other	(44,268)	(39,197)	(131,465)	(114,450)
Income tax expense, excluding non-cash taxes	(308)	(240)	(896)	(720)
Maintenance capital expenditures[6]	(33,094)	(29,129)	(84,541)	(72,143)

Distributable cash flow from continuing operations	$193,979	$135,598	$555,962	$436,242

Distributions for coverage ratio[7]	$161,755	$152,037	$478,869	$448,612

Coverage ratio from continuing operations	1.20	0.89	1.16	0.97

1
Includes 100% of the depreciation and amortization expense of $18.5 million and $12.2 million for Buckeye Texas Partners LLC for the three months ended September 30, 2016 and 2015, respectively, and $52.5 million and $34.7 million for the nine months ended September 30, 2016 and 2015, respectively.

2
Acquisition and transition expense consists of transaction costs, costs for transitional employees, and other employee and third-party costs related to the integration of acquired assets.

3
Represents reductions in revenue related to settlement of a FERC proceeding.

4
Represents amortization of the negative fair value allocated to certain unfavorable storage contracts acquired in connection with the Buckeye Bahamas Hub Limited acquisition.

5
Represents recoveries of property damages caused by third parties, primarily related to an allusion with a ship dock at our terminal located in Pennsauken, New Jersey.

6
Represents expenditures that maintain the operating, safety and/or earnings capacity of our existing assets.

7
Represents cash distributions declared for LP units outstanding as of each respective period. Amount for 2016 reflects actual cash distributions paid on LP units for the quarters ended March 31, 2016 and June 30, 2016 and estimated cash distributions for LP Units for the quarter ended September 30, 2016 based on LP units outstanding as of September 30, 2016.

  VTTI Acquisition and October Equity Offering

        On October 24, 2016, we entered into a share purchase agreement (the "SPA") with VIP Terminals Finance B.V. (the "Seller") to acquire 50% of the outstanding share capital of VIP Terminals Holding B.V. ("VIP Holdings"), which owns all of the outstanding share capital of VTTI B.V. ("VTTI"), for approximately $1.15 billion (the "VTTI Acquisition"). VTTI will be indirectly jointly owned with Vitol B.V. ("Vitol") and Vitol Investment Partnership Limited. In connection with the closing of the VTTI Acquisition, we will also enter into a shareholders' agreement with the Seller which will govern the parties' respective rights with respect to the governance and operation of VTTI and its subsidiaries.

        VTTI is based in the Netherlands and is an independent provider of storage and terminalling services for refined products, liquid petroleum gas and crude oil. VTTI has investments in joint ventures and wholly owned subsidiaries throughout the world and indirectly holds an approximate 46% limited partner interest, a 2% general partner interest and incentive distribution rights in VTTI Energy Partners LP, a publicly traded master limited partnership.

        The purchase price for the VTTI Acquisition is subject to customary adjustments at closing, including for certain distributions and other payments made by VTTI and its subsidiaries to the Seller and its affiliates from December 31, 2015 through the closing of the VTTI Acquisition. The VTTI Acquisition is expected to close in early January 2017, subject to the receipt of certain regulatory approvals, including the expiration of any waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR"). We expect to use the net proceeds from this offering to fund a portion of the purchase price for the VTTI Acquisition. Please read "Use of Proceeds" in this prospectus supplement. If the VTTI Acquisition is not consummated, or the SPA is terminated, in each case, prior to July 1, 2017, we will be required to redeem all of the Notes then outstanding at 101% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the date of redemption. See "Description of Notes—Special Mandatory Redemption" in this prospectus supplement.

        On October 28, 2016, we expect to complete a public offering of 7,750,000 LP units pursuant to an effective shelf registration statement, which priced at $66.05 per unit (the "October Equity Offering"). The underwriters have exercised their full option to purchase an additional 1,162,500 LP units, which is also expected to close on October 28, 2016. We estimate that the October Equity Offering, including the underwriters' exercise of their option to purchase additional LP units, will result in total gross proceeds of approximately $588.7 million (before deducting underwriting discounts and commissions and estimated offering expenses).

        We expect to use the net proceeds from the October Equity Offering to fund a portion of the purchase price for the VTTI Acquisition. Pending such use, the net proceeds of the October Equity Offering will be used to reduce the indebtedness outstanding under our revolving credit facility and for general partnership purposes. We expect to use the net proceeds from the exercise of the underwriters' option to purchase additional LP units to reduce indebtedness outstanding under our revolving credit facility and for general partnership purposes. If the VTTI Acquisition is not consummated, we intend to use the net proceeds to repay borrowings outstanding under our revolving credit facility and for general partnership purposes.

Business Strategy

        Our primary business objective is to provide stable and sustainable cash distributions to our unitholders, while maintaining a relatively low investment risk profile. The key elements of our strategy are to:

  •
  Operate in a safe and environmentally responsible manner;

  •
  Maximize utilization of our assets at the lowest cost per unit;

  •
  Maintain stable long-term customer relationships;

  •
  Optimize, expand and diversify our portfolio of energy assets through accretive acquisitions and organic growth projects; and

  •
  Maintain a solid, conservative financial position and an investment-grade credit rating.

        We intend to achieve our strategy by:

  •
  Acquiring, building and operating high quality, strategically-located assets;

  •
  Maintaining and enhancing the integrity of our pipelines, terminals and storage assets;

  •
  Pursuing strategic cash flow-accretive acquisitions that:

  •
  Complement our existing footprint;

  •
  Provide geographic, product and/or asset class diversity; and

  •
  Leverage existing management capabilities and infrastructure;

  •
  Seeking to acquire or develop other energy-related assets that enable us to leverage our asset base, knowledge base and skill sets;

  •
  Valuing the effort, teamwork and innovation of our employees; and

  •
  Providing superior customer service.

Executive Offices

        Our principal executive offices are located at One Greenway Plaza, Suite 600, Houston, Texas 77046, and our telephone number is (832) 615-8600.

THE OFFERING

Issuer	Buckeye Partners, L.P.
Securities offered	We are offering $600.0 million of our 3.950% notes due 2026.
Interest payment dates	Interest will be payable semi-annually in arrears on June 1 and December 1 of each year, beginning on June 1, 2017.
Maturity date	Unless redeemed prior to maturity, the Notes will mature on December 1, 2026.
Ranking	The Notes will be:
• our senior unsecured obligations, ranking equally in right of payment with all of our existing and future unsubordinated debt;
• non-recourse to our general partner;
• senior in right of payment to all of our existing and future subordinated debt;
• effectively junior to any of our existing and future secured debt to the extent of the collateral securing such debt; and
• structurally junior to all existing and future debt and other liabilities of our subsidiaries, including our operating subsidiaries.
Covenants

The Notes will be issued under an indenture with U.S. Bank National Association (successor to SunTrust Bank), as trustee, which contains covenants for your benefit. These covenants restrict our ability, with certain exceptions, to:

• incur debt secured by liens;
• engage in sale/leaseback transactions; or
• merge or consolidate with another entity or sell substantially all of our assets to another entity.
Use of proceeds

We estimate that we will receive net proceeds from this offering of approximately $592.6 million (after deducting the underwriting discount and estimated offering expenses payable by us). We expect to use the net proceeds from this offering to fund a portion of the purchase price for the VTTI Acquisition. Please read "Use of Proceeds" in this prospectus supplement.

Optional redemption

At our option, the Notes may be redeemed, in whole or in part at any time and from time to time, at our option at the applicable redemption price set forth under the heading "Description of Notes—Optional Redemption" in this prospectus supplement.

Special mandatory redemption

If the VTTI Acquisition is not consummated, or the SPA is terminated, in each case, prior to July 1, 2017, we will be required to redeem all of the Notes then outstanding at 101% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the date of redemption. See "Description of Notes—Special Mandatory Redemption" in this prospectus supplement.

Further issuances

We may create and issue additional notes ranking equally and ratably with the Notes offered by this prospectus supplement in all respects, so that such additional notes will be consolidated and form a single series with the Notes offered by this prospectus supplement and will have the same terms as to status, redemption or otherwise (except for the issue date, public offering price, the first interest payment date, if applicable, and under certain circumstances, the date from which interest thereon will begin to accrue).

Ratio of Earnings to Fixed Charges

        The ratio of earnings to fixed charges for each of the periods indicated below is as follows:

						Six months ended June 30, 2016
	Years ended December 31,
	2011	2012	2013	2014	2015
Ratio of earnings to fixed charges	3.04x	2.65x	3.31x	2.65x	3.06x	3.58x

        These computations include us and our operating subsidiaries and are based on the historical results of Buckeye Partners, L.P. For these ratios, "earnings" means the sum of the following:

  •
  income from continuing operations before taxes (excluding income attributable to noncontrolling interests);

  •
  plus equity income less than distributions, or less equity income greater than distributions, as applicable; and

  •
  less capitalized interest, excluding amortization of capitalized interest.

        The term "fixed charges" means the sum of the following:

  •
  interest and debt expense;

  •
  plus equity income less than distributions, or less equity income greater than distributions, as applicable;

  •
  plus capitalized interest; and

  •
  plus a portion of rentals representing an interest factor.

RISK FACTORS

        You should carefully consider the risk factors described below, the risk factors beginning on page 17 of our Annual Report on Form 10-K for the year ended December 31, 2015 and the risk factors relating to our business under the caption "Risk Factors" beginning on page 3 of the accompanying base prospectus before making an investment decision. These risks are not the only ones we face. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. You should consider carefully these risk factors together with all of the other information included in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein before investing in the Notes.

Risks Related to the VTTI Acquisition

The VTTI Acquisition may not be consummated.

        The VTTI Acquisition is expected to close in early January 2017 and is subject to the receipt of certain regulatory approvals, including the expiration of any waiting periods under HSR. Subject to the terms of the SPA, from and after the date of execution of the SPA, we have agreed to use our best endeavors to take all steps necessary to obtain the necessary regulatory consents, approvals or authorizations as soon as possible. If we do not obtain the required regulatory approvals on or prior to January 24, 2017 (as such date may be extended for up to three months by the Seller), the SPA will terminate. If any other closing conditions are not satisfied or waived, or if the SPA is otherwise terminated in accordance with its terms, then the VTTI Acquisition will not be consummated. If the closing of the VTTI Acquisition is substantially delayed or does not occur at all, or if the terms of the VTTI Acquisition are required to be modified substantially due to regulatory concerns, we may not realize the anticipated benefits of the VTTI Acquisition fully or at all.

        If the VTTI Acquisition is not consummated, or the SPA is terminated, in each case, prior to July 1, 2017, we will be required to redeem all of the Notes then outstanding at 101% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the date of redemption. See "Description of Notes—Special Mandatory Redemption" in this prospectus supplement.

If the closing of the VTTI Acquisition does not occur prior to July 1, 2017, we will be required to redeem the Notes. If we are required to redeem the Notes, you may not obtain your expected return on the Notes.

        If the VTTI Acquisition is not consummated, or the SPA is terminated, in each case, prior to July 1, 2017, we will be required to redeem all of the Notes at a redemption price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the date of redemption. If your Notes are redeemed, you may not obtain your expected return on the Notes and may not be able to reinvest the proceeds from a special mandatory redemption in an investment that results in a comparable return. Your decision to invest in the Notes is made at the time of the offering of the Notes. Changes in our business or financial condition, or certain of the terms of the SPA between the closing of this offering and the closing of the VTTI Acquisition, will have no effect on your rights as a purchaser of the Notes.

We are not obligated to place the net proceeds of the offering of the Notes in escrow prior to the closing of the VTTI Acquisition and, as a result, we may not be able to repurchase the Notes upon a special mandatory redemption.

        We are not obligated to place the net proceeds of the offering of the Notes in escrow prior to the closing of the VTTI Acquisition or to provide a security interest in those proceeds, and the indenture governing the Notes imposes no other restrictions on our use of these proceeds during that time.

Accordingly, the source of funds for any redemption of Notes upon a special mandatory redemption would be the proceeds that we have voluntarily retained or other sources of liquidity, including available cash, borrowings, sales of assets or sales of equity. We may not be able to satisfy our obligation to redeem the Notes because we may not have sufficient financial resources to pay the aggregate redemption price on the Notes. Our failure to redeem the Notes as required under the indenture governing the Notes would result in a default under the indenture, which could result in defaults under our and our subsidiaries' other debt agreements and have material adverse consequences for us and the holders of the Notes. In addition, our ability to redeem the Notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time.

Following the closing of the VTTI Acquisition, we will indirectly own a 50% interest in VTTI and will have limited ability to influence significant business decisions affecting VTTI without also receiving the consent of the Seller.

        Following the closing of the VTTI Acquisition, we will indirectly own a 50% interest in VTTI through our interest in VIP Holdings. The Seller will own the remaining 50% interest in VIP Holdings, and accordingly neither we nor the Seller will control VTTI. We and the Seller will each be entitled to appoint two directors to the board of directors of VTTI, and certain actions by VTTI and its subsidiaries (collectively, the "VTTI Entities") will be subject to approval by both the Seller and us, including the approval of:

  •
  VTTI's annual budget and business plan;

  •
  any adoption or amendment of a VTTI Entity's distribution policy;

  •
  capital calls by VIP Holdings;

  •
  any merger, consolidation or equity issuance by a VTTI Entity; and

  •
  asset acquisitions, sales or dropdowns, entry into new contracts and incurrence of unbudgeted debt or capital expenditures in excess of specified amounts.

        Differences in views among the owners of VTTI could result in delayed decisions or in failures to agree on significant matters, potentially adversely affecting the business and results of operations or prospects of VTTI and, in turn, the amount of cash from operations distributed to us.

        In addition, we will not control the day-to-day operations of VTTI. Our lack of control over VTTI's day-to-day operations and the associated costs of operations could result in our receiving lower cash distributions than we anticipate which could reduce our cash flow available for distribution to our unitholders and payment on the Notes and our other debt obligations.

If the VTTI Acquisition is not successful or the VTTI Entities do not perform as expected, our future financial performance may be negatively impacted.

        If the VTTI Acquisition is consummated, we may be exposed to additional risks, including the risk that regulatory approval is obtained subject to conditions that are not anticipated, risks associated with our ability to issue debt and equity to fund the purchase price and litigation risk. If such risks or other anticipated or unanticipated liabilities were to materialize, any desired benefits of the VTTI Acquisition may not be fully realized, if at all, and our future financial performance may be negatively impacted.

        In addition, the VTTI Acquisition may result in other difficulties including, among other things:

  •
  diversion of management's attention from other business concerns;

  •
  integrating internal controls and managing regulatory compliance and corporate governance matters;

  •
  maintaining an effective system of internal controls related to the VTTI Entities;

  •
  an increase in our indebtedness; and

  •
  potential environmental or other regulatory compliance matters or liabilities and/or title issues, including certain liabilities arising from the operation of the VTTI Entities prior to the closing of the VTTI Acquisition.

        Further, unexpected costs and challenges may arise whenever businesses undergo a change in ownership and management, and we may experience unanticipated delays in realizing the benefits of the VTTI Acquisition.

Financing the VTTI Acquisition will substantially increase our indebtedness.

        We intend to finance the VTTI Acquisition with the proceeds of the issuance of debt and equity, including the issuance of Notes offered hereby, and, to the extent necessary or desirable, with borrowings under our revolving credit facility. Our total outstanding indebtedness as of June 30, 2016 was approximately $3.9 billion. After our purchase of a 50% interest in VTTI, we expect our total outstanding indebtedness to increase by up to $600 million. The increase in our indebtedness may reduce our flexibility to respond to changing business and economic conditions or to fund capital expenditures or working capital needs.

VTTI depends on a limited number of customers, including Vitol, for a significant portion of its revenues and the loss of any of them could adversely affect cash distributions from VTTI.

        A significant percentage of VTTI's revenue is attributable to a relatively limited number of customers, including Vitol. Because of Vitol's position as a major customer of VTTI's business, events which adversely affect Vitol could adversely affect the business and results of operations of VTTI and, in turn, the amounts and timing of cash from operations distributed to us. We expect VTTI to continue to derive substantially all of its total revenue from a small number of customers in the future. VTTI may be unsuccessful in renewing its storage and terminalling services contracts with its customers, including Vitol, and those customers may discontinue or reduce contracted storage from VTTI. If any of VTTI's customers, in particular Vitol, significantly reduces its contracted storage with VTTI and if VTTI is unable to find other storage customers on terms substantially similar to the terms under VTTI's existing storage and terminalling services contracts, our cash distributions from VTTI could be adversely affected which could reduce our cash flow available for distribution to our unitholders and payment on the Notes and our other debt obligations.

VTTI may be adversely affected by economic, political and regulatory developments.

        VTTI operates on a global scale. As a result, we will be exposed to the risks of international operations, including political, economic and regulatory developments and changes in laws or policies affecting VTTI, as well as changes in the policies of the United States affecting trade, taxation and investment in other countries. Any such developments or changes could have a material adverse effect on the business and results of operations of VTTI and, in turn, the amounts and timing of cash from operations distributed to us.

        Compliance with laws and regulations that apply to VTTI increases the cost of doing business. These numerous laws and regulations include the Foreign Corrupt Practices Act and local laws prohibiting corrupt payments to government officials or agents. Although policies designed to ensure compliance with these laws are in place, employees, contractors or agents may violate the policies. Any such violations could include prohibitions on VTTI's ability to offer its services and could have a material adverse effect on our cash distributions from VTTI which could reduce our cash flow available for distribution to our unitholders and payment on the Notes and our other debt obligations.

We may in the future cause all or a portion of our interest in the acquired VTTI business to be held in an entity treated as a corporation for U.S. federal income tax purposes, which would reduce cash available for distribution from the acquired VTTI business.

        Despite the fact that we are a limited partnership under Delaware law, it is possible in certain circumstances for a publicly traded partnership such as ours to be treated as a corporation for U.S. federal income tax purposes. In order to maintain our status as a partnership for U.S. federal income tax purposes, 90% or more of our gross income in each tax year must be qualifying income under Section 7704 of the Internal Revenue Code, as amended (the "Code").

        If the VTTI Acquisition is consummated, we expect to derive income from the transportation and storage of gas, oil, and products thereof in part through direct or indirect non-U.S. subsidiaries of VTTI, including VTTI Energy Partners LP, that are treated as corporations for U.S. federal income tax purposes. In specific circumstances we may be required to include certain amounts of this corporate income in our own gross income whether or not these corporations make matching cash distributions. Vinson & Elkins L.L.P. is unable to opine as to the qualifying income nature of portions of such income inclusions derived from the VTTI assets or operations. Consequently, we intend to actively monitor the amounts of any such income inclusions and to seek a ruling from the Internal Revenue Service ("IRS") with respect to the qualifying income nature of these income inclusion amounts. If these income inclusion amounts exceed or are expected to exceed our currently anticipated tolerance for gross income with respect to which Vinson & Elkins L.L.P. is unable to opine and we are unable to receive a favorable IRS ruling in a timely manner, it may be necessary for us to hold some or all of our interests in the acquired VTTI business through a taxable U.S. corporate subsidiary. In such case, this corporate subsidiary would be subject to corporate-level tax on its taxable income at the applicable U.S. federal corporate income tax rate of 35% as well as any applicable state income tax rates. Imposition of a corporate level federal income tax would significantly reduce the anticipated cash available for distribution from the acquired VTTI business to us and, in turn, would reduce our cash available for payment on the Notes and our other debt obligations. Moreover, if the IRS were to successfully assert that this corporation had more tax liability than we currently anticipate or legislation was enacted that increased the corporate tax rate, our cash available for payment on the Notes and our other debt obligations would be significantly reduced.

Notwithstanding our treatment for U.S. federal income tax purposes, we may be subject to additional tax on our non-U.S. income. If a taxing authority were to successfully assert that we have more tax liability than we anticipate or legislation were enacted that increased the taxes to which we are subject, the cash available for payment on the Notes and our other debt obligations could be further reduced.

        The VTTI business operations and subsidiaries will generally be subject to income, withholding and other taxes in the non-U.S. jurisdictions in which they are organized or from which they receive income, reducing the amount of cash available for distribution. In computing our tax obligation in these non-U.S. jurisdictions, we are required to take various tax accounting and reporting positions on matters that are not entirely free from doubt and for which we have not received rulings from the governing tax authorities, such as whether withholding taxes will be reduced by the application of certain tax treaties. Upon review of these positions the applicable authorities may not agree with our positions. A successful challenge by a tax authority could result in additional tax being imposed on us, reducing the cash available for payment on the Notes and our other debt obligations. In addition, changes in our operations or ownership could result in higher than anticipated tax being imposed in jurisdictions in which we are organized or from which we receive income and further reduce the cash available for payment on the Notes and our other debt obligations.

Risks Related to the Notes

Your ability to transfer the Notes at a time or price you desire may be limited by the absence of an active trading market, which may not develop.

        The Notes are a new issue of securities with no established trading market. Although we have registered the offer and sale of the Notes under the Securities Act of 1933, as amended, we do not intend to apply for listing of the Notes on any securities exchange or for quotation of the Notes in any automated dealer quotation system. In addition, although the underwriters have informed us that they intend to make a market in the Notes, as permitted by applicable laws and regulations, they are not obliged to make a market in the Notes, and they may discontinue their market making activities at any time without notice. An active market for the Notes may not develop or, if developed, may not continue. In the absence of an active trading market, you may not be able to transfer the Notes within the time or at the price you desire.

        You should not purchase the Notes unless you understand and know you can bear all of the investment risks involving the Notes.

The Notes will be unsecured obligations. As such, the Notes will be effectively junior to any secured debt we may have and to the existing and future secured debt of any subsidiaries that guarantee the Notes, and the Notes will be structurally junior to the existing and future debt and other liabilities of our subsidiaries that do not guarantee the Notes.

        The Notes will be our unsecured debt and will rank equally in right of payment with all of our other existing and future unsubordinated debt. The Notes will be effectively junior to all our future secured debt and to the secured debt of any subsidiaries that guarantee the Notes, and the Notes will be structurally junior to the existing and future debt and other liabilities of our subsidiaries that do not guarantee the Notes. Initially, there will be no subsidiary guarantors of our obligations under the Notes, and there may be none in the future. Since our operating subsidiaries will not guarantee the Notes offered by us in this prospectus supplement, the Notes will be structurally subordinated to all debt of our operating subsidiaries. For example, these Notes will be structurally junior to borrowings under our revolving credit facility that are guaranteed by certain of our subsidiaries. Please read "Description of Other Indebtedness."

        If we are involved in any dissolution, liquidation or reorganization, our secured debt holders will be paid before you receive any amounts due under the Notes to the extent of the value of the assets securing their debt, and creditors of our subsidiaries may also be paid before you receive any amounts due under the Notes. In that event, you may not be able to recover any principal or interest you are due under the Notes.

We do not have the same flexibility as other types of organizations to accumulate cash, which may limit cash available to service the Notes or to repay them at maturity.

        On a quarterly basis, we generally distribute substantially all of our available cash to our unitholders of record, subject to reasonable reserves as described below. As a result, we do not have the same flexibility as corporations or other entities that do not pay dividends or have complete flexibility regarding the amounts they will distribute to their equity holders. Available cash is generally defined as consolidated cash receipts less consolidated cash expenditures and such retentions for working capital, anticipated cash expenditures and contingencies as our general partner deems appropriate. The timing and amount of our distributions could significantly reduce the cash available to pay the principal, premium (if any) and interest on the Notes. The board of directors of our general partner will determine the amount and timing of such distributions and has broad discretion to establish and make additions to our reserves or the reserves of our operating subsidiaries as it determines are necessary or appropriate.

        Although our payment obligations to our unitholders are subordinate to our payment obligations to you, the market value of our units may substantially decrease as a result of decreases in the amount we distribute per unit. Accordingly, if we experience a liquidity problem in the future, we may not be able to issue equity in sufficient amounts to recapitalize our debt, including the Notes.

We could enter into various transactions that could increase the amount of our outstanding debt, adversely affect our capital structure or credit ratings or otherwise adversely affect holders of the Notes.

        The terms of the Notes do not prevent us from entering into a variety of acquisition, change-of-control, refinancing, recapitalization, or other highly leveraged transactions. As a result, we could enter into a variety of transactions that could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit ratings or otherwise adversely affect the holders of the Notes.

Because we have a holding company structure in which our subsidiaries conduct our operations and own our operating assets, our ability to service our debt is largely dependent on our receipt of distributions or other payments from our subsidiaries.

        We are a partnership holding company, and our subsidiaries conduct all of our operations and own all of our operating assets. We do not have significant assets other than the ownership interests in our subsidiaries. As a result, our ability to make required payments on the Notes depends on the performance of our subsidiaries and their ability to distribute funds to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, credit instruments, applicable state business organization laws and other laws and regulations. If we are unable to obtain the funds necessary to pay all the principal and interest on the Notes when due, we may be required to adopt one or more alternatives, such as a refinancing of the Notes. We cannot assure you that we would be able to refinance the Notes on terms that are acceptable to us, or at all.

To service our indebtedness, we will use a significant amount of cash. Our ability to generate cash to service our indebtedness depends on many factors beyond our control.

        Our ability to make payments on our indebtedness, including the Notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This ability is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that cash flow generated from our business and other sources of cash, including future borrowings by us under our revolving credit facility, will be sufficient to enable us to pay our indebtedness, including the Notes, and to fund our other liquidity needs.

USE OF PROCEEDS

        We estimate that we will receive net proceeds from this offering of approximately $592.6 million (after deducting the underwriting discount and estimated offering expenses payable by us). We expect to use the net proceeds from this offering to fund a portion of the purchase price for the VTTI Acquisition. If the VTTI Acquisition is not consummated, or the SPA is terminated, in each case, prior to July 1, 2017, we will be required to redeem all of the Notes then outstanding at 101% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the date of redemption. See "Description of Notes—Special Mandatory Redemption" in this prospectus supplement.

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2016 on:

  •
  a consolidated historical basis;

  •
  a pro forma as adjusted basis to give effect to (1) the Term Loan Agreement entered into by the Partnership on September 30, 2016 and the borrowings thereunder to repay a portion of the outstanding balance on our revolving credit facility due September 30, 2021 and (2) the October Equity Offering and the application of the net proceeds therefrom to fund a portion of the purchase price of the VTTI Acquisition and the exercise of the underwriters' option to purchase additional LP units and the application of the net proceeds therefrom to repay a portion of the outstanding balance on our revolving credit facility due September 30, 2021; and

  •
  a pro forma as further adjusted basis to give effect to the issuance and sale of the Notes offered hereby and the application of the net proceeds therefrom to fund a portion of the purchase price of the VTTI Acquisition, as described under "Use of Proceeds," net of offering expenses.

        This table should be read in conjunction with our historical consolidated financial statements and the notes to those financial statements that are incorporated by reference in this prospectus supplement and the accompanying base prospectus.

	As of June 30, 2016
	Historical	Pro forma, as adjusted	Pro forma, as further adjusted
	(in thousands)
Cash and cash equivalents	$14,762	$14,762	$14,762

Long-term debt:
5.125% Notes due July 1, 2017	$125,000	$125,000	$125,000
6.050% Notes due January 15, 2018	300,000	300,000	300,000
2.650% Notes due November 15, 2018	400,000	400,000	400,000
5.500% Notes due August 15, 2019	275,000	275,000	275,000
4.875% Notes due February 1, 2021	650,000	650,000	650,000
4.150% Notes due July 1, 2023	500,000	500,000	500,000
4.350% Notes due October 15, 2024	300,000	300,000	300,000
6.750% Notes due August 15, 2033	150,000	150,000	150,000
5.850% Notes due November 15, 2043	400,000	400,000	400,000
5.600% Notes due October 15, 2044	300,000	300,000	300,000
3.950% Notes due December 1, 2026 offered hereby	–	–	600,000
Revolving credit facility due September 30, 2021[1]	542,489	216,679	216,679
Term loan agreement	–	250,000	250,000
Unamortized discounts and debt issuance costs	(29,980)	(29,980)	(37,382)

Total debt	3,912,509	3,836,699	4,429,297

Partners' capital:
Limited Partners	3,890,598	4,471,559	4,471,559
Accumulated other comprehensive loss	(92,528)	(92,528)	(92,528)
Noncontrolling interests	286,854	286,854	286,854

Total partners' capital	4,084,924	4,665,885	4,665,885

Total capitalization	$7,997,433	$8,502,584	$9,095,182

1
A total of approximately $417.2 million was outstanding under our revolving credit facility as of October 24, 2016.

 DESCRIPTION OF NOTES

        The following description of the particular terms of the Notes supplements the general description of the debt securities included in the accompanying base prospectus. You should review this description together with the description of the debt securities included in the accompanying base prospectus. To the extent this description is inconsistent with the description in the accompanying base prospectus, this description will control and replace the inconsistent description in the accompanying base prospectus. As used in this description, the terms "we," "us" and "our" refer to Buckeye Partners, L.P., and not to any of our subsidiaries or affiliates.

        We will issue the Notes under an Indenture, dated July 10, 2003, between us and U.S. Bank National Association (as successor-in-interest to SunTrust Bank, a Georgia banking corporation), as trustee, and a supplemental indenture thereto (the Indenture, as amended and supplemented by the supplemental indenture, the "indenture"). The terms of the Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. We have summarized some of the material provisions of the Notes and the indenture below. The summary supplements the description of the Indenture contained in the accompanying base prospectus, and we encourage you to read that description for additional material provisions that may be important to you. We also urge you to read the indenture because it, and not this description, defines your rights as a holder of Notes. The following description of the Notes and the description of the Indenture contained in the accompanying base prospectus are not complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the indenture. You may request copies of the indenture from us as set forth under "Where You Can Find More Information." Capitalized terms defined in the accompanying base prospectus and the indenture have the same meanings when used in this prospectus supplement.

General Description of the Notes

        The Notes will be:

  •
  our senior unsecured obligations, ranking equally in right of payment with all of our existing and future unsubordinated indebtedness;

  •
  non-recourse to our general partner;

  •
  senior in right of payment to all of our existing and future subordinated debt;

  •
  effectively junior to any of our existing and future secured debt to the extent of the collateral securing such debt; and

  •
  structurally junior to all existing and future debt and other liabilities of our subsidiaries, including our operating subsidiaries. Certain of our operating subsidiaries provide guarantees under our revolving credit facility. One of our subsidiaries, Buckeye Energy Services LLC, is party to a secured credit facility.

        See "Description of Other Indebtedness" in this prospectus supplement.

        The Notes will not be guaranteed by any of our subsidiaries or affiliates or any other party. The indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder and provides that debt securities may be issued thereunder from time to time in one or more additional series. Except to the extent described below, the indenture does not limit our ability or the ability of our subsidiaries to incur additional indebtedness.

Further Issuances

        We may, from time to time, without notice to or the consent of the holders of the Notes, increase the principal amount of the Notes under the indenture and issue such increased principal amount (or any portion thereof), in which case any additional notes so issued will have the same form and terms (other than the issue date, the public offering price, the first interest payment date, if applicable, and under certain circumstances, the date from which interest thereon will begin to accrue), and will carry the same right to receive accrued and unpaid interest, as the Notes previously issued, and such additional notes will form a single series with the Notes.

Principal, Maturity and Interest

        We will issue the Notes in an initial aggregate principal amount of $600.0 million. The Notes will mature on December 1, 2026 and will bear interest at the annual rate of 3.950%.

        Interest on the Notes will accrue from November 7, 2016 and will be payable semi-annually in arrears on June 1 and December 1 of each year, commencing on June 1, 2017. We will make each interest payment to the holders of record at the close of business on the May 15 and November 15 preceding such interest payment date (whether or not a business day). Interest will be computed and paid on the basis of a 360-day year consisting of twelve 30-day months. If any interest payment date falls on a day that is not a business day, the payment will be made on the next business day, and no interest shall accrue on the amount of interest due on that interest payment date for the period from and after such interest payment date to the next business day.

Global Notes: Book-Entry System

Global Notes

        The Notes of each series will be represented by one or more fully registered global notes, without interest coupons and will be deposited upon issuance with the trustee as custodian for The Depository Trust Company, New York, New York ("DTC"), and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant as described below.

        Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for definitive notes in registered certificated form ("certificated notes") except in the limited circumstances described below. See "—Certain Book-Entry Procedures for the Global Notes" in this prospectus supplement.

        Except in the limited circumstances described below, owners of beneficial interests in the global notes will not be entitled to receive physical delivery of notes in certificated form.

        Transfers of beneficial interests in the global notes are subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change.

        The Notes may be presented for registration of transfer and exchange at the offices of the trustee.

Certain Book-Entry Procedures for the Global Notes

        All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream Luxembourg. The descriptions of the operations and procedures of DTC, Euroclear and Clearstream Luxembourg set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. We obtained the information in this section and elsewhere in this prospectus supplement concerning DTC, Euroclear and Clearstream Luxembourg and their respective book-entry systems from sources that we believe are reliable, but we take no responsibility for the accuracy of any of this information, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

        DTC.    DTC has advised us that it is:

  •
  a limited-purpose trust company organized under the laws of the State of New York;

  •
  a "banking organization" within the meaning of the New York State Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code, as amended; and

  •
  a "clearing agency" registered pursuant to Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        DTC was created to hold securities for its participants (collectively, the "participants") and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's participants include securities brokers and dealers (including some or all of the underwriters), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as Clearstream Luxembourg, Euroclear, banks, brokers, dealers and trust companies (collectively, the "indirect participants") that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants in DTC.

        Clearstream Luxembourg.    Clearstream Luxembourg is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participating organizations ("Clearstream Luxembourg Participants") and facilitates the clearance and settlement of securities transactions between Clearstream Luxembourg Participants through electronic book-entry changes in accounts of Clearstream Luxembourg Participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides Clearstream Luxembourg Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream Luxembourg Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Luxembourg Participant either directly or indirectly.

        Distributions with respect to Notes held beneficially through Clearstream Luxembourg will be credited to cash accounts of Clearstream Luxembourg Participants in accordance with its rules and procedures to the extent received by the U.S. depositary for Clearstream Luxembourg.

        Euroclear.    Euroclear was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank SA/NV (the "Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

        The Euroclear Operator is regulated and examined by the Belgian Banking Commission. Distributions of principal and interest with respect to Notes held through Euroclear or Clearstream Luxembourg will be credited to the cash accounts of Euroclear or Clearstream Luxembourg participants in accordance with the relevant system's rules and procedures, to the extent received by such system's depositary.

        Links have been established among DTC, Clearstream Luxembourg and Euroclear to facilitate the initial issuance of the Notes and cross-market transfers of the Notes associated with secondary market trading. DTC will be linked indirectly to Clearstream Luxembourg and Euroclear through the DTC accounts of their respective U.S. depositaries.

        Book-Entry Procedures.    We expect that, pursuant to procedures established by DTC:

  •
  upon deposit of each global note, DTC will credit, on its book-entry registration and transfer system, the accounts of participants designated by the underwriters with an interest in that global note; and

  •
  ownership of beneficial interests in the global notes will be shown on, and the transfer of ownership interests in the global notes will be effected only through, records maintained by DTC (with respect to the interests of participants) and by participants and indirect participants (with respect to the interests of persons other than participants).

        The laws of some jurisdictions may require that some purchasers of Notes take physical delivery of those Notes in definitive form. Accordingly, the ability to transfer beneficial interests in notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person holding a beneficial interest in a global note to pledge or transfer that interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical note in respect of that interest.

        So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee, as the case may be, will be considered the sole legal owner or holder of the notes represented by that global note for all purposes of the Notes and the indenture. Except as provided below, owners of beneficial interests in a global note (1) will not be entitled to have the Notes represented by that global note registered in their names, (2) will not receive or be entitled to receive physical delivery of certificated notes, and (3) will not be considered the owners or holders of the Notes represented by that beneficial interest under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a participant or an indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of Notes under the indenture or that global note. We understand that under existing industry practice, in the event that we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of that global note, is entitled to take, DTC would authorize the participants to take that action and the participants would authorize holders owning through those participants to take that action or would otherwise act upon the instruction of those holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the Notes.

        Payments with respect to the principal of and interest on a global note will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose names the Notes, including the global notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of those amounts to owners of beneficial interests in a global note. Payments by the participants and the indirect participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants and indirect participants and not of DTC.

        Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

        Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream Luxembourg participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream Luxembourg, as the case may be, by its respective depositary. However, those cross-market transactions will require delivery of instructions to Euroclear or Clearstream Luxembourg, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system. Euroclear or Clearstream Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC.

        Euroclear participants and Clearstream Luxembourg participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream Luxembourg.

        Although we understand that DTC, Euroclear and Clearstream Luxembourg have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream Luxembourg, they are under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Methods of Receiving Payments on the Notes

        We will make payments on the Notes at the office or agency of the paying agent within the City and State of New York unless we elect to make interest payments by check mailed to you at your addresses set forth in the register of holders.

        Because of time zone differences, the securities account of a Euroclear or Clearstream Luxembourg participant purchasing an interest in a global note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream Luxembourg participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream Luxembourg) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream Luxembourg as a result of sales of interests in a global note by or through a Euroclear or Clearstream Luxembourg participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or

Clearstream Luxembourg cash account only as of the business day for Euroclear or Clearstream Luxembourg following DTC's settlement date.

Structural Subordination

        The Notes will be "structurally subordinated" to all indebtedness and other liabilities, including deposits, trade payables and lease obligations, of our subsidiaries. This is because our right to receive any assets of any of our subsidiaries upon its liquidation or reorganization, and thus your right, as a holder of Notes issued by us, to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including its depositors and trade creditors.

Special Mandatory Redemption

        Upon the occurrence of the earlier of the following two events (each, a "Special Mandatory Redemption Trigger Event"): (1) July 1, 2017, if the VTTI Acquisition has not been consummated prior to such date, or (2) the termination of the SPA, we will be required to redeem all of the Notes (the "Special Mandatory Redemption") at a redemption price equal to 101% of the the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the redemption date. Within ten days of the occurrence of the Special Mandatory Redemption Trigger Event, notice of the Special Mandatory Redemption will be mailed to each holder at its registered address, stating that a Special Mandatory Redemption Trigger Event has occurred and that all of the Notes will be redeemed on the redemption date set forth in such notice (which will be no earlier than 15 days and no later than 30 days from the date such notice is mailed).

        On or before the redemption date for the Special Mandatory Redemption, we will deposit with a paying agent (or with the trustee) sufficient money to pay the redemption price and accrued interest on the Notes to be redeemed. Unless we default in payment of such redemption price on the date of redemption, interest will cease to accrue on such Notes.

Optional Redemption

        If we elect to redeem the Notes before the Par Call Date we will pay an amount equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on such Notes that would have been due if the Notes matured on the Par Call Date (exclusive of interest accrued but unpaid to, but excluding, the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below) plus 35 basis points, plus accrued and unpaid interest, if any, on the principal amount being redeemed to, but excluding, such redemption date. If we elect to redeem a series of notes on or after the Par Call Date, we will pay an amount equal to 100% of the principal amount of the notes of such series redeemed plus accrued and unpaid interest on the notes of such series redeemed to, but excluding, the redemption date.

        "Adjusted Treasury Rate" means, with respect to any date of redemption, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (as defined below), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined below) for the date of redemption.

        "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes to be redeemed, determined as if the Notes matured on the Par Call Date (the "Remaining Life"), that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life of the Notes.

        "Comparable Treasury Price" means, with respect to any date of redemption, (a) the average of the Reference Treasury Dealer Quotations (as defined below) for the date of redemption, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (b) if the trustee obtains fewer than three Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

        "Par Call Date" means September 1, 2026 (the date that is three months prior to the maturity date of the Notes).

        "Primary Treasury Dealer" means a primary U.S. Government securities dealer in New York City.

        "Quotation Agent" means Barclays Capital, Inc. or another Reference Treasury Dealer (as defined below) appointed by us.

        "Reference Treasury Dealer" means each of (a) Barclays Capital, Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, or an affiliate or successor of the foregoing; (b) a Primary Treasury Dealer selected by SunTrust Robinson Humphrey, Inc.; provided, however, that if the foregoing shall cease to be a Primary Treasury Dealer, we shall substitute therefor another Primary Treasury Dealer; and (c) any other Primary Treasury Dealers selected by us.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding that date of redemption.

        Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Notes or portions thereof called for redemption.

        On or before a redemption date, we will deposit with a paying agent (or with the trustee) sufficient money to pay the redemption price and accrued interest on the Notes to be redeemed.

        In the event fewer than all of the Notes of a series are to be redeemed at any time, the trustee will select Notes (or any portion of notes in integral multiples of $1,000) for redemption in the manner as the trustee shall deem appropriate and fair, in its sole discretion. However, no note with a principal amount of $2,000 or less will be redeemed in part. Notice of any optional redemption will be mailed by first class mail at least thirty (30) days but not more than sixty (60) days before the redemption date to each holder of Notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note to be redeemed. On and after the redemption date, interest will cease to accrue on Notes or portions of Notes called for redemption and accepted for payment.

Paying Agent and Registrar for the Notes

        The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to you, and we or any of our subsidiaries may act as paying agent or registrar. However, we will at all times maintain an office or agency in The City of New York where the Notes may be presented for payment and where we will be required to make such payment in the event of such presentation.

Additional Event of Default

        With respect to the Notes, the occurrence of any of the following events shall, in addition to the other events or circumstances described in "Events of Default" in the accompanying base prospectus, constitute an Event of Default: default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness of us or any of our subsidiaries (or the payment of which is guaranteed by us or any of our subsidiaries), whether such indebtedness or guarantee now exists or is created after the date of issuance of any Notes, if (a) that default (x) is caused by a failure to pay principal of or premium, if any, or interest on such indebtedness prior to the expiration of any grace period provided in such indebtedness (a "Payment Default"), or (y) results in the acceleration of the maturity of such indebtedness to a date prior to its originally stated maturity, and, (b) in each case described in clauses (x) or (y) above, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50 million or more.

Covenants

        The discussions under "Limitations on Liens" and "Limitations on Sale-Leasebacks" set forth in "Description of Debt Securities" in the accompanying base prospectus will not be applicable to the Notes and are replaced in their entirety with the following:

Limitations on Liens

        We will not, nor will we permit any Restricted Subsidiary (as defined below) to, create, assume, incur or suffer to exist any lien upon any Principal Property (as defined below) or upon any Capital Interests (as defined below) of any Restricted Subsidiary owning or leasing any Principal Property, whether owned or leased on the date of the indenture or thereafter acquired, to secure any debt of us or any other Person (other than the securities issued under the indenture), without in any such case making effective provision whereby all of the securities outstanding under the indenture shall be secured equally and ratably with, or prior to, such debt so long as such debt shall be so secured. The following are excluded from this restriction:

          (1)   Permitted Liens (as defined below);

          (2)   any lien upon any property or assets created at the time of acquisition of such property or assets by us or any Restricted Subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets or debt incurred to finance such purchase price, whether such debt was incurred prior to, at the time of or within one year after the date of such acquisition;

          (3)   any lien upon any property or assets to secure all or part of the cost of construction, development, repair or improvements thereon or to secure debt incurred prior to, at the time of, or within one year after completion of such construction, development, repair or improvements or the commencement of full operations thereof (whichever is later), to provide funds for any such purpose;

          (4)   any lien upon any property or assets existing thereon at the time of the acquisition thereof by us or any Restricted Subsidiary (whether or not the obligations secured thereby are assumed by us or any Restricted Subsidiary); provided, however, that such lien only encumbers the property or assets so acquired;

          (5)   any lien upon any property or assets of a Person existing thereon at the time such Person becomes a Restricted Subsidiary by acquisition, merger or otherwise; provided, however, that such lien only encumbers the property or assets of such Person at the time such Person becomes a Restricted Subsidiary;

          (6)   any lien upon any property or assets of us or any Restricted Subsidiary in existence on the Issue Date (as defined below) or provided for pursuant to agreements existing on the Issue Date;

          (7)   liens imposed by law or order as a result of any proceeding before any court or regulatory body that is being contested in good faith, and liens which secure a judgment or other court-ordered award or settlement in an aggregate amount not in excess of $1 million as to which we or the applicable Restricted Subsidiary have not exhausted our or its appellate rights;

          (8)   any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancings, refundings or replacements) of liens, in whole or in part, referred to in clauses (1) through (7), inclusive, above; provided, however, that any such extension, renewal, refinancing, refunding or replacement lien shall be limited to the property or assets covered by the lien extended, renewed, refinanced, refunded or replaced and that the obligations secured by any such extension, renewal, refinancing, refunding or replacement lien shall be in an amount not greater than the amount of the obligations secured by the lien extended, renewed, refinanced, refunded or replaced and any expenses of us and our Restricted Subsidiaries (including any premium) incurred in connection with such extension, renewal, refinancing, refunding or replacement; or

          (9)   any lien resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing debt of us or any Restricted Subsidiary.

        Notwithstanding the foregoing, we may, and may permit any Restricted Subsidiary to, create, assume, incur, or suffer to exist any lien upon any Principal Property to secure debt of us or any Person other than the securities issued under the indenture, that is not excepted by clauses (1) through (9), inclusive, above without securing the securities issued under the indenture, provided that the aggregate principal amount of all debt then outstanding secured by such lien and all similar liens, together with all Attributable Indebtedness (as defined below) from Sale-Leaseback Transactions (as defined below), excluding Sale-Leaseback Transactions permitted by clauses (1) through (4), inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below, does not exceed 10% of Consolidated Net Tangible Assets (as defined below).

        "Attributable Indebtedness," when used with respect to any Sale-Leaseback Transaction, means, as at the time of determination, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale-Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, such amount shall be the lesser of the amount determined assuming termination upon the first date such lease may be terminated (in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the amount determined assuming no such termination.

        "Capital Interests" means any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, including, without limitation, with respect to partnerships, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

        "Consolidated Net Tangible Assets" means, at any date of determination, the total amount of assets after deducting therefrom:

          (1)   all current liabilities excluding:

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    any current liabilities that by their terms are extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed; and

    •
    current maturities of long-term debt, and

          (2)   the value, net of any applicable reserves, of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth on the consolidated balance sheet of us and our consolidated subsidiaries for our most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles.

        "Issue Date" means with respect to any series of securities issued under the indenture, the date on which securities of that series are initially issued under the indenture.

        "Material Adverse Effect" means:

          (1)   an impairment of the operation by us and our Restricted Subsidiaries of the pipeline systems of us and our Restricted Subsidiaries which materially adversely affects the manner in which such pipeline systems, taken as a whole, have been operated by us and our Restricted Subsidiaries (whether due to damage to, or a defect in the right, title or interest of us or any of our Restricted Subsidiaries in and to, any of the assets constituting such pipeline system or for any other reason);

          (2)   a material decline in the financial condition or results of operations or business prospects of us and our Restricted Subsidiaries, taken as a whole; or

          (3)   our inability to make timely payments of principal and interest on the securities issued under the indenture, in each case as a result (whether or not simultaneous) of the occurrence of one or more events and/or the materialization or failure to materialize of one or more conditions and/or the taking of or failure to take one or more actions described in the indenture by reference to a Material Adverse Effect.

        "Permitted Liens" means:

          (1)   liens upon rights-of-way for pipeline purposes;

          (2)   any statutory or governmental lien or lien arising by operation of law, or any mechanics', repairmen's, materialmen's, suppliers', carriers', landlords', warehousemen's or similar lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined lien which is incidental to construction, development, improvement or repair;

          (3)   the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property;

          (4)   liens of taxes and assessments which are:

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    for the then current year,

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    not at the time delinquent, or

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    delinquent but the validity of which is being contested at the time by us or any Restricted Subsidiary in good faith;

          (5)   liens of, or to secure performance of, leases, other than capital leases;

          (6)   any lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings;

          (7)   any lien upon property or assets acquired or sold by us or any Restricted Subsidiary resulting from the exercise of any rights arising out of defaults on receivables;

          (8)   any lien incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;

          (9)   any lien in favor of us or any Restricted Subsidiary;

          (10) any lien in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, to secure partial, progress, advance, or other payments pursuant to any contract or statute, or any debt incurred by us or any Restricted Subsidiary for the purpose of financing all or any part of the purchase price of, or the cost of constructing, developing, repairing or improving, the property or assets subject to such lien;

          (11) any lien securing industrial development, pollution control or similar revenue bonds;

          (12) any lien securing debt of us or any Restricted Subsidiary, all or a portion of the net proceeds of which are used, substantially concurrent with the funding thereof (and for purposes of determining such "substantial concurrence," taking into consideration, among other things, required notices to be given to holders of outstanding securities under the indenture (including the Notes) in connection with such refunding, refinancing or repurchase, and the required corresponding durations thereof), to refinance, refund or repurchase all outstanding securities under the indenture (including the Notes), including the amount of all accrued interest thereon and reasonable fees and expenses and premium, if any, incurred by us or any Restricted Subsidiary in connection therewith;

          (13) liens in favor of any Person to secure obligations under the provisions of any letters of credit, bank guarantees, bonds or surety obligations required or requested by any governmental authority in connection with any contract or statute;

          (14) any lien upon or deposits of any assets to secure performance of bids, trade contracts, leases or statutory obligations;

          (15) any lien or privilege vested in any grantor, lessor or licensor or permittor or for rent or other charges due or for any other obligations or acts to be performed, the payment of which rent or other charges or performance of which other obligations or acts is required under leases, easements, rights-of-way, licenses, franchises, privileges, grants or permits, so long as payment of such rent or the performance of such other obligations or acts is not delinquent or the requirement for such payment or performance is being contested in good faith by appropriate proceedings;

          (16) defects and irregularities in the titles to any property which do not have a Material Adverse Effect;

          (17) easements, exceptions or reservations in any property of us or any of our Restricted Subsidiaries granted or reserved for the purpose of pipelines, roads, the removal of oil, gas, coal or other minerals, and other like purposes for the joint or common use of real property, facilities and equipment, which do not have a Material Adverse Effect;

          (18) rights reserved to or vested in any grantor, lessor, licensor, municipality or public authority to control or regulate any property of us or any of our Restricted Subsidiaries or to use any such property; provided, that we or such Restricted Subsidiary shall not be in default in respect of any material obligation (except that we or such Restricted Subsidiary may be contesting any such obligation in good faith) to such grantor, lessor, licensor, municipality or public authority; and provided, further, that such control, regulation or use will not have a Material Adverse Effect;

          (19) any obligations or duties to any municipality or public authority with respect to any lease, easement, right-of-way, license, franchise, privilege, permit or grant; or

          (20) liens or burdens imposed by any law or governmental regulation, including, without limitation, those imposed by environmental and zoning laws, ordinances, and regulations; provided, in each case, we or any of our Restricted Subsidiaries are not in default in any material obligation (except that we or such Restricted Subsidiary may be contesting any such obligation in good faith) to such Person in respect of such property; provided, further, that the existence of such liens and burdens do not have a Material Adverse Effect.

        "Person" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, other entity, unincorporated organization or government or any agency or political subdivision thereof.

        "Principal Property" means, whether owned or leased on the date of the Indenture or thereafter acquired:

          (1)   any pipeline assets of us or any Subsidiary (as defined below) of us, including any related facilities employed in the transportation, distribution, storage or marketing of refined petroleum products, that are located in the United States of America or any territory or political subdivision thereof; and

          (2)   any processing or manufacturing plant or terminal owned or leased by us or any Subsidiary of us that is located in the United States or any territory or political subdivision thereof, except, in the case of either of the foregoing clauses (1) or (2):

    •
    any such assets consisting of inventories, furniture, office fixtures and equipment, including data processing equipment, vehicles and equipment used on, or useful with, vehicles, and

    •
    any such assets, plant or terminal which, in the good faith opinion of the board of directors of our general partner, is not material in relation to the activities of us or of us and our Subsidiaries, taken as a whole.

        "Restricted Subsidiary" shall mean our subsidiaries identified on Exhibit A of the Indenture as well as any Subsidiary of us formed after the date of the Indenture that has not been designated by the board of directors of our general partner, at its creation or acquisition, as an Unrestricted Subsidiary (as defined below). We may thereafter redesignate an Unrestricted Subsidiary as a Restricted Subsidiary, and it will thereafter be a Restricted Subsidiary; provided, that such Restricted Subsidiary may not thereafter be redesignated as an Unrestricted Subsidiary, and provided, further, that no Subsidiary may be designated as an Unrestricted Subsidiary at any time other than at its creation or acquisition.

        "Sale-Leaseback Transaction" means the sale or transfer by us or any Subsidiary of us of any Principal Property to a Person (other than us or a Subsidiary of us) and the taking back by us or any Subsidiary of us, as the case may be, of a lease of such Principal Property.

        "Subsidiary" means, with respect to any Person:

          (1)   any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Interests entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or combination thereof; or

          (2)   in the case of a partnership, more than 50% of the partners' Capital Interests, considering all partners' Capital Interests as a single class, is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or combination thereof.

        "Unrestricted Subsidiary" shall mean our subsidiaries identified on Exhibit A of the Indenture as well as any Subsidiary of us formed after the date of the Indenture that has been designated by the board of directors of our general partner as an "Unrestricted Subsidiary" at the time of its creation or acquisition; provided that no debt or other obligation of such Unrestricted Subsidiary may be assumed or guaranteed by us or any Restricted Subsidiary, nor may any asset of us or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, become encumbered or otherwise subject to the satisfaction thereof.

Limitations on Sale-Leasebacks

        We will not, and will not permit any Subsidiary of us to, engage in a Sale-Leaseback Transaction, unless:

          (1)   such Sale-Leaseback Transaction occurs within one year from the date of completion of the acquisition of the Principal Property subject thereto or the date of the completion of construction, development or substantial repair or improvement, or commencement of full operations on such Principal Property, whichever is later;

          (2)   the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than three years;

          (3)   the Attributable Indebtedness from that Sale-Leaseback Transaction is an amount equal to or less than the amount we or such Subsidiary would be allowed to incur as debt secured by a lien on the Principal Property subject thereto without equally and ratably securing the securities issued under the indenture; or

          (4)   we or such Subsidiary, within a one-year period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the net sale proceeds from such Sale-Leaseback Transaction to (A) the prepayment, repayment, redemption, reduction or retirement of any Pari Passu Debt (as defined below) of us or any Subsidiary of us, or (B) the expenditure or expenditures for Principal Property used or to be used in the ordinary course of business of us or our Subsidiaries.

        Notwithstanding the foregoing, we may, and may permit any Subsidiary of us to, effect any Sale-Leaseback Transaction that is not excepted by clauses (1) through (4), inclusive, of the above paragraph, provided that the Attributable Indebtedness from such Sale-Leaseback Transaction, together with the aggregate principal amount of then outstanding debt (other than the securities issued under the indenture) secured by liens upon Principal Properties not excepted by clauses (1) through (9), inclusive, of the first paragraph of the limitation on liens covenant described above, do not exceed 10% of the Consolidated Net Tangible Assets.

        "Funded Debt" means all debt maturing one year or more from the date of the creation thereof, all debt directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the creation thereof, and all debt under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

        "Pari Passu Debt" means any of our Funded Debt, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Funded Debt, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Funded Debt shall be subordinated in right of payment to the securities issued under the indenture.

Additional Covenant

SEC Reports; Financial Statements

        Regardless of whether we are then subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, from and after the Issue Date of the Notes, we will electronically file with the SEC, so long as the Notes are outstanding, the annual, quarterly and other periodic reports that we are required to file (or would otherwise be required to file) with the SEC pursuant to Sections 13 and 15(d) of the Exchange Act, and such documents will be filed with the SEC on or prior to the respective dates (the "Required Filing Dates") by which we are required to file (or would otherwise be required to file) such documents, unless, in each case, such filings are not then permitted by the SEC.

        If such filings are not then permitted by the SEC, or such filings are not generally available on the internet free of charge, from and after the Issue Date of the Notes, we will provide the trustee with, and the trustee will mail to any holder of Notes requesting in writing to the trustee copies of, each annual, quarterly and other periodic report specified in Sections 13 and 15(d) of the Securities Exchange Act within 15 days after its Required Filing Date.

Concerning the Trustee

        U.S. Bank National Association will act as indenture trustee, authenticating agent, security registrar and paying agent with respect to the Notes.

Governing Law

        The indenture and the Notes will be governed by and construed in accordance with the law of the State of New York.

DESCRIPTION OF OTHER INDEBTEDNESS

        As of June 30, 2016, we had outstanding:

  •
  $125 million of 5.125% notes due 2017;

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  $300 million of 6.050% notes due 2018;

  •
  $400 million of 2.650% notes due 2018;

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  $275 million of 5.500% notes due 2019;

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  $650 million of 4.875% notes due 2021;

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  $500 million of 4.150% notes due 2023;

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  $300 million of 4.350% notes due 2024;

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  $150 million of 6.750% notes due 2033;

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  $400 million of 5.850% notes due 2043; and

  •
  $300 million of 5.600% notes due 2044.

        The notes listed above have substantially similar terms, other than maturity and interest rate, to those of the Notes described herein.

        As of October 24, 2016, we had a borrowing capacity of $1.5 billion with approximately $417.2 million of indebtedness outstanding under our revolving credit facility. Our revolving credit facility's maturity date is September 30, 2021. The revolving credit facility provides for letters of credit to be issued at the request of the borrowers in an aggregate amount not to exceed a $500.0 million sublimit and for swing line loans to be issued at the request of the borrowers in an aggregate amount not to exceed a $100.0 million sublimit. Indebtedness under the revolving credit facility bears interest under one of two rate options, selected by us, equal to either (i) the highest of (a) the federal funds rate plus 0.5%, (b) SunTrust Bank's prime rate, and (c) an adjusted London Interbank Offered Rate determined on a daily basis for an interest period of one month, in each case plus an applicable margin, or (ii) an adjusted London Interbank Offered Rate plus an applicable margin. The applicable margin is determined based on the current utilization level of the revolving credit facility and ratings assigned by Standard & Poor's Rating Services and Moody's Investor Service for our senior unsecured non-credit enhanced long-term debt. We will also pay a fee based on our credit ratings on the actual daily unused amount of the aggregate commitments. The weighted average interest rate for borrowings under the revolving credit facility was 2.02% at October 24, 2016.

        On September 30, 2016, we entered into a Term Loan Agreement (the "Term Loan Agreement") with the several banks and other financial institutions party thereto as lenders (the "Lenders") and SunTrust Bank, in its capacity as administrative agent (the "Term Loan Administrative Agent"). The Term Loan Agreement provides for a senior unsecured credit facility in an aggregate principal amount of up to $250 million, subject to various terms and conditions contained in the Term Loan Agreement. Interest accrues on the term loans at a LIBOR rate or a base rate plus an applicable margin based on our election for each interest period. The applicable margin used in connection with interest rates and fees is based on the credit ratings assigned to our senior, unsecured long-term debt securities. The applicable margin for LIBOR rate loans ranges from 1.0% to 1.60% and the applicable margin for base rate loans ranges from 0% to 0.60%.

        Immediately after entering into the Term Loan Agreement, we borrowed the full $250 million under the Term Loan Agreement. Proceeds of the term loan facility were used to repay a portion of the outstanding balance on our revolving credit facility due September 30, 2021. The Term Loan Agreement has a scheduled maturity of September 30, 2019, with an option for us to extend the term for two successive one-year periods.

 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to the acquisition, ownership and disposition of the Notes. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable U.S. Treasury regulations promulgated thereunder, judicial authority and administrative interpretations, all as of the date of this document, and all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure you that the Internal Revenue Service, or IRS, will not challenge one or more of the tax consequences described in this discussion, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal income tax consequences of acquiring, owning or disposing of the Notes.

        This discussion is limited to holders who purchase the Notes in this offering for cash at a price equal to the issue price of the Notes (i.e., the first price at which a substantial amount of the Notes is sold for cash other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and who hold the Notes as capital assets (generally, property held for investment). This discussion does not address any U.S. federal tax considerations (such as estate and gift tax considerations) other than U.S. federal income tax considerations or the tax considerations arising under the laws of any foreign, state, local or other jurisdiction or any income tax treaty. In addition, this discussion does not address all tax considerations that may be important to a particular holder in light of the holder's circumstances, or to certain categories of investors that may be subject to special rules, such as:

  •
  dealers in securities or currencies;

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  traders in securities that have elected the mark-to-market method of accounting for their securities;

  •
  U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

  •
  persons holding Notes as part of a hedge, straddle, conversion or other "synthetic security" or integrated transaction;

  •
  former U.S. citizens or long-term residents of the United States;

  •
  financial institutions;

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  insurance companies;

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  regulated investment companies;

  •
  real estate investment trusts;

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  persons subject to the alternative minimum tax;

  •
  entities that are tax-exempt for U.S. federal income tax purposes; and

  •
  partnerships and other pass-through entities and holders of interests therein.

        If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Notes, the U.S. federal income tax treatment of a partner of the partnership generally will depend upon the status of the partner and the activities of the partnership and upon certain determinations made at the partner level. If you are a partner of a partnership considering an investment in the Notes, you are urged to consult your own tax advisor about the U.S. federal income tax consequences of acquiring, owning and disposing of the Notes.

        INVESTORS CONSIDERING THE PURCHASE OF NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE

ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES UNDER OTHER U.S. FEDERAL TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Certain Additional Payments

        In certain circumstances (see "Description of Notes—Optional Redemption" and "Description of Notes—Special Mandatory Redemption" in this prospectus supplement), we may be obligated to redeem the notes prior to maturity or pay amounts on the Notes that are in excess of stated interest or principal on the Notes. These potential payments may implicate the provisions of the U.S. Treasury regulations relating to "contingent payment debt instruments." We do not intend to treat the possibility of paying such additional amounts as causing the Notes to be treated as contingent payment debt instruments. It is possible that the IRS may take a different position, in which case, if such position is sustained, a holder might be required to accrue ordinary interest income at a higher rate than the stated interest rate and to treat as ordinary income rather than capital gain any gain realized on the taxable disposition of the Note. The remainder of this discussion assumes that the Notes will not be treated as contingent payment debt instruments. You are encouraged to consult your own tax advisor regarding the possible application of the contingent payment debt instrument rules to the Notes.

Tax Consequences to U.S. Holders

        The following summary will apply to you if you are a U.S. holder of the Notes. You are a "U.S. holder" for purposes of this discussion if you are a beneficial owner of a Note and you are for U.S. federal income tax purposes:

  •
  an individual who is a U.S. citizen or U.S. resident alien;

  •
  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust (i) the administration of which is subject to the primary supervision of a U.S. court and that has one or more United States persons that have the authority to control all substantial decisions of the trust or (ii) that has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

Interest on the Notes

        Interest on the Notes generally will be taxable to you as ordinary income at the time it is received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

Disposition of the Notes

        You will generally recognize capital gain or loss on the sale, redemption, exchange, retirement or other taxable disposition of a Note equal to the difference, if any, between the proceeds you receive (excluding any proceeds attributable to accrued but unpaid interest, which will be taxable as ordinary interest income to the extent you have not previously included such amounts in income) and your adjusted tax basis in the Notes. The proceeds you receive will include the amount of any cash and the fair market value of any other property received for the Note. Your adjusted tax basis in the Note will generally equal the amount you paid for the Note. Any gain or loss will be long-term capital gain or loss if you held the Note for more than one year at the time of the sale, redemption, exchange, retirement or other taxable disposition. Long-term capital gains of individuals, estates and trusts currently are eligible for reduced rates of U.S. federal income tax. The deductibility of capital losses may be subject to limitation.

Information Reporting and Backup Withholding

        Information reporting generally will apply to payments of interest on, and the proceeds of the sale or other disposition (including a redemption, exchange or retirement) of, Notes held by you, and backup withholding will apply to such payments unless you provide to the applicable withholding agent your taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained from the IRS if the amounts withheld exceed your actual U.S. federal income tax liability and you timely provide the required information or appropriate claim form to the IRS.

Additional Tax on Net Investment Income

        An additional 3.8% tax is imposed on the "net investment income" of certain United States citizens and resident aliens and on the undistributed "net investment income" of certain estates and trusts. Among other items, "net investment income" generally includes gross income from interest and net gain from the disposition of property, such as the Notes, less certain deductions. You are encouraged to consult your tax advisor with respect to this additional tax and its applicability in your particular circumstances.

Tax Consequences to Non-U.S. Holders

        The following summary will apply to you if you are a non-U.S. holder of Notes. You are a "non-U.S. holder" for purposes of this discussion if you are a beneficial owner of Notes that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. holder.

Interest on the Notes

        Subject to the discussion of backup withholding and FATCA withholding, below, payments to you of interest on the Notes generally will not be subject to U.S. federal income tax and will be exempt from withholding of U.S. federal income tax under the "portfolio interest" exemption if you properly certify as to your foreign status, as described below, and:

  •
  you do not own actually or constructively, 10% or more of our capital or profits interests;

  •
  you are not a "controlled foreign corporation" that is related to us (actually or constructively);

  •
  you are not a bank whose receipt of interest on the Notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

  •
  interest on the Notes is not effectively connected with your conduct of a U.S. trade or business.

        The portfolio interest exemption generally applies only if you also appropriately certify as to your foreign status. You can generally meet the certification requirement by providing a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) to the applicable withholding agent. If you hold the Notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to the applicable withholding agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to the foreign status of partners, trust owners or beneficiaries may have to be provided to the applicable withholding agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

        If you cannot satisfy the requirements described above, payments of interest made to you will be subject to U.S. federal withholding tax at a 30% rate, unless (i) you provide the applicable withholding agent with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) claiming an exemption from (or a reduction of) withholding under the benefits of an income tax treaty, or (ii) the payments of such interest are effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by you in the United States) and you meet the certification requirements described below (See "—Income or Gain Effectively Connected with a U.S. Trade or Business" in this prospectus supplement).

        The certifications described above and below must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. If you do not timely provide the applicable withholding agent with the required certification, but you qualify for a reduced rate under an applicable income tax treaty, you may obtain a refund of any excess amounts withheld if you timely provide the required information or appropriate claim form to the IRS.

Disposition of the Notes

        Subject to the discussion of backup withholding and FATCA withholding, below, you generally will not be subject to U.S. federal income tax on any gain realized on the sale, redemption, exchange, retirement or other taxable disposition of a Note unless:

  •
  the gain is effectively connected with the conduct by you of a U.S. trade or business (and, if required by an applicable income tax treaty, you maintain a permanent establishment in the United States to which such gain is attributable); or

  •
  you are a non-resident alien individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

        If your gain is described in the first bullet point above, you generally will be subject to U.S. federal income tax in the manner described under "—Income or Gain Effectively Connected with a U.S. Trade or Business." If you are a non-U.S. holder described in the second bullet point above, you will be subject to a flat 30% (or lower applicable income tax treaty rate) U.S. federal income tax on the gain derived from the sale or other disposition, which may be offset by certain U.S. source capital losses.

Income or Gain Effectively Connected with a U.S. Trade or Business

        If any interest on the Notes or gain from the sale, redemption, exchange, retirement or other taxable disposition of the Notes is effectively connected with a U.S. trade or business conducted by you (and, if required by an applicable income tax treaty, you maintain a permanent establishment in the United States to which such interest or gain is attributable), then the interest income or gain will be subject to U.S. federal income tax at regular graduated income tax rates generally in the same manner as if you were a U.S. holder. Effectively connected interest income will not be subject to U.S. federal withholding tax if you satisfy certain certification requirements by providing to the applicable withholding agent a properly executed IRS Form W-8ECI (or successor form). In addition, if you are a corporation, that portion of your earnings and profits that is effectively connected with your U.S. trade or business may also be subject to a "branch profits tax" at a 30% rate unless an applicable income tax treaty provides for a lower rate. For this purpose, interest received on a Note and gain recognized on the disposition of a Note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by you of a U.S. trade or business.

Information Reporting and Backup Withholding

        Payments to you of interest on a Note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you. Copies of the information returns reporting such interest payments and withholding may also be made available to the tax authorities of the country in which you reside or are established under the provisions of a specific treaty or agreement.

        Backup withholding generally will not apply to payments to you of interest on a Note if the certification described in "—Tax Consequences to Non-U.S. Holders—Interest on the Notes" is duly provided or you otherwise establish an exemption.

        Proceeds from the disposition of a Note effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless you properly certify under penalties of perjury as to your foreign status on IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor IRS Form W-8) and certain other conditions are met or you otherwise establish an exemption. Information reporting requirements and backup withholding generally will not apply to any proceeds from the disposition of a Note effected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that you are not a United States person and certain other conditions are met, or you otherwise establish an exemption, information reporting will apply to a payment of the proceeds of the disposition of a Note effected outside the United States by such a broker if it has certain relationships with the United States.

        Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained from the IRS if the amounts withheld exceed your actual U.S. federal income tax liability and you timely provide the required information or appropriate claim form to the IRS.

Withholding on Payments to Certain Foreign Entities

        Sections 1471 through 1474 of the Code and the U.S. Treasury regulations and administrative guidance issued thereunder (referred to as "FATCA") impose a 30% U.S. federal withholding tax on payments of interest on the Notes and on the gross proceeds from the sale or other disposition of the Notes (if such sale or other disposition occurs after December 31, 2018), if paid to a "foreign financial institution" or a "non-financial foreign entity" (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless: (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners); (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any "substantial United States owners" (as defined in the Code) or provides the withholding agent with a certification identifying its direct and indirect substantial United States owners (generally by providing an IRS Form W-8BEN-E); or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States with respect to these rules may be subject to different rules. Under certain circumstances, a beneficial owner of Notes might be eligible for refunds or credits of such taxes. You should consult your tax advisor regarding the effects of FATCA on your investment in the Notes.

        THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF ACQUIRING, OWNING AND DISPOSING OF OUR NOTES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

        Barclays Capital Inc., J.P. Morgan Securities LLC, SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC are serving as the representatives of the underwriters for this offering. Subject to the terms and conditions in the underwriting agreement between us and the underwriters, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of Notes that appears opposite its name in the table below.

Underwriters	Principal amount of Notes
Barclays Capital Inc.	$99,000,000
J.P. Morgan Securities LLC	99,000,000
SunTrust Robinson Humphrey, Inc.	99,000,000
Wells Fargo Securities, LLC	99,000,000
BNP Paribas Securities Corp.	42,000,000
Deutsche Bank Securities Inc.	42,000,000
PNC Capital Markets LLC	42,000,000
SMBC Nikko Securities America, Inc.	42,000,000
BB&T Capital Markets, a division of BB&T Securities, LLC.	18,000,000
Morgan Stanley & Co. LLC	18,000,000

Total	$600,000,000

        The underwriters have agreed to purchase all of the Notes if any of them are purchased.

        Notes sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Notes sold by the underwriters to securities dealers may be sold at a discount from the public offering price of up to 0.400% of the principal amount per Note. The underwriters may allow, and any such dealer may reallow, a concession not in excess of 0.250% of the principal amount per Note to certain other dealers. If all the Notes are not sold at the public offering price, the underwriters may change the public offering price and the other selling terms.

        The following table shows the underwriting discount to be paid by us to the underwriters in connection with the offering:

Paid by us
Per Note	0.650%
Total	$3,900,000

        We estimate that our share of the total expenses of the offering, excluding the underwriting discount, will be approximately $1.4 million and will be payable by us.

New Issue of Notes

        The Notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the Notes on any securities exchange or for quotation of the Notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the Notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected. If the Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Indemnification

        We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Stabilization

        In connection with the offering, the underwriters may purchase and sell the Notes in the open market. These transactions may include short sales, stabilizing transactions and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of Notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in process.

        The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

        These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the Notes. As a result, the price of the Notes may be higher than the price that might otherwise exist in the open market.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Settlement Date

        We expect delivery of the Notes will be made against payment therefor on or about the delivery date specified on the cover page of this prospectus supplement, which is the seventh business day following the date of this prospectus supplement (such settlement being referred to as "T+7"). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of this prospectus supplement or during the next succeeding three business days will be required, by virtue of the fact that the Notes initially will settle in T+7, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisers.

Other Relationships

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. Certain of the underwriters and their respective affiliates are agents and lenders under our revolving credit facility and our Term Loan Agreement. Certain of the underwriters also serve as sales agents under our Equity Distribution Agreements.

        In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of ours or our affiliates. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

  United Kingdom

        This prospectus supplement and the accompanying base prospectus have not been approved by an authorized person for the purposes of section 21 of the Financial Services and Markets Act 2000 ("FSMA") and are, accordingly, only being distributed in the United Kingdom to, and are only directed at (i) investment professionals falling within the description of persons in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Financial Promotion Order"); or (ii) high net worth companies and other persons falling within Article 49(2)(a) to (d) of the Financial Promotion Order; or (iii) to any other person to whom they may otherwise lawfully be communicated or made in accordance with the Financial Promotion Order (all such persons together being referred to as "relevant persons").

        The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

        An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of any notes which are the subject of the offering contemplated by this prospectus will only be communicated or caused to be communicated in circumstances in which Section 21(1) of FSMA does not apply to us.

  European Economic Area

        In relation to each member state of the European Economic Area, no offer of notes which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

        provided that no such offer of notes referred to in (a) to (c) above shall result in a requirement for the Partnership or any representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        This prospectus has been prepared on the basis that any offer of Notes in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of Notes which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Partnership or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Partnership nor the representatives have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Partnership or the representatives to publish a prospectus for such offer.

  Hong Kong

        The Notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

  Japan

        The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

  Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the Notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

 LEGAL MATTERS

        The validity of the Notes is being passed upon for us by Vinson & Elkins L.L.P. Certain legal matters will be passed upon for the underwriters by Andrews Kurth Kenyon LLP.

EXPERTS

        The consolidated financial statements, incorporated in this prospectus supplement by reference from the Buckeye Partners, L.P. Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of Buckeye Partners, L.P. and its subsidiaries' internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

FORWARD-LOOKING STATEMENTS

        Statements included or incorporated by reference in this prospectus supplement contain various forward-looking statements and information that are based on our beliefs, as well as assumptions made by us and information currently available to us. When used in this document, words such as "proposed," "anticipate," "project," "potential," "could," "should," "continue," "estimate," "expect," "may," "believe," "will," "plan," "seek," "outlook" and similar expressions and statements regarding our plans and objectives for future operations are intended to identify forward-looking statements. Although we believe that such expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions as described in more detail in Item 1A. "Risk Factors" included in our Annual Report on Form 10-K for the year ended December 31, 2015 and under "Risk Factors" in this prospectus supplement and the accompanying prospectus. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Although the expectations in the forward-looking statements are based on our current beliefs and expectations, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date hereof. Except as required by federal and state securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and other reports with and furnish other information to the Securities and Exchange Commission, or the SEC. You may read and copy any document we file with or furnish to the SEC at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on their public reference room. Our SEC filings are also available at the SEC's web site at www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        The SEC allows us to "incorporate by reference" the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus supplement and the accompanying base prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying base prospectus. Information that we file later with the SEC (which does not include any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K, or any corresponding information furnished under Item 9.01 or included as an exhibit)

will automatically update and may replace information in this prospectus supplement and the accompanying base prospectus, and information previously filed with the SEC. In addition to the documents listed in "Where You Can Find More Information" on page 1 of the accompanying base prospectus, we incorporate by reference the documents listed below:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2015, filed on February 25, 2016;

  •
  the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2015 from our Definitive Proxy Statement on Schedule 14A filed on April 20, 2016;

  •
  our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2016, filed on May 6, 2016, and for the quarter ended June 30, 2016, filed on August 5, 2016;

  •
  our Current Reports on Form 8-K, filed on March 9, 2016, May 18, 2016, June 10, 2016, October 3, 2016 and October 24, 2016; and

  •
  the description of our LP units contained in the Registration Statement on Form 8-A filed on August 9, 2005.

        If information in incorporated documents conflicts with information in this prospectus supplement or the accompanying base prospectus you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document.

        You may request a copy of any document incorporated by reference in this prospectus supplement or the accompanying base prospectus, at no cost, by writing or calling us at the following address:

Buckeye Partners, L.P.
One Greenway Plaza
Suite 600
Houston, Texas 77046
(832) 615-8600

PROSPECTUS

Buckeye Partners, L.P.

Limited Partnership Units
Debt Securities

        We may offer limited partnership units ("LP Units") and debt securities from time to time. This prospectus describes the general terms of, and the general manner in which we will offer these securities.

        You should read this prospectus and the applicable prospectus supplement and the documents incorporated by reference herein and therein carefully before you invest in our securities. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

        Our LP Units are traded on the New York Stock Exchange under the symbol "BPL." The last reported sale price of our LP Units on November 19, 2014 was $81.65 per LP Unit.

        Investing in our securities involves a high degree of risk. Limited partnerships are inherently different from corporations. You should carefully consider each of the factors referred to under "Risk Factors" on page 3 of this prospectus, contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein before you make an investment in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS NOVEMBER 21, 2014

        In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any other information. If anyone provides you with different or inconsistent information, you should not rely on it.

        You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. Under this shelf registration process, we may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities with this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. As used in this prospectus, the "Partnership," "we," "our," "us," or like terms mean Buckeye Partners, L.P. References to "Buckeye GP," "the general partner," or "our general partner" refer to Buckeye GP LLC, the general partner of the Partnership.

        The information in this prospectus is accurate as of its date. Therefore, before you invest in our securities, you should carefully read this prospectus and any prospectus supplement relating to the securities offered to you together with the additional information described under the heading "Where You Can Find More Information."

BUCKEYE PARTNERS, L.P.

        We are a publicly traded master limited partnership that owns and operates a diversified network of integrated assets providing midstream logistic solutions, primarily consisting of the transportation, storage, and marketing of liquid petroleum products. We are one of the largest independent liquid petroleum products pipeline operators in the United States in terms of volumes delivered with approximately 6,000 miles of pipeline and more than 120 liquid petroleum products terminals with aggregate storage capacity of over 110 million barrels across our portfolio of pipelines, inland terminals, and an integrated network of marine terminals located primarily on the U.S. East Coast and in the Caribbean. Our flagship marine terminal in The Bahamas is one of the largest marine crude oil and petroleum products storage facilities in the world and provides an array of logistics and blending services for the global flow of petroleum products. Our network of marine terminals enables us to facilitate global flows of crude oil, refined petroleum products, and other commodities and to offer our customers connectivity to some of the world's most important bulk storage and blending hubs. In September 2014, we expanded our network of marine midstream assets by acquiring a controlling interest in a company with assets located in Corpus Christi, Texas and the Eagle Ford Shale. We are also a wholesale distributor of refined petroleum products in areas served by our pipelines and terminals. Finally, we also operate or maintain third-party pipelines under agreements with major oil and gas, petrochemical and chemical companies and perform certain engineering and construction management services for third parties.

        Our executive offices are located at One Greenway Plaza, Suite 600, Houston, Texas 77046. Our telephone number is (832) 615-8600. We make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website as soon as reasonably practicable. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus unless specifically so designated and filed with the SEC.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on their public reference room. Our SEC filings are also available at the SEC's website at http://www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, or on our website at http://www.buckeye.com. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus unless specifically so designated and filed with the SEC.

INFORMATION WE INCORPORATE BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.

        We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, until all offerings under this registration statement are completed (excluding any information furnished under Items 2.02 or 7.01 on any current report on Form 8-K).

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  Annual Report on Form 10-K for the year ended December 31, 2013, filed on February 26, 2014;

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  Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed on May 5, 2014; Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, filed on August 8, 2014; and Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, filed on November 7, 2014;

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  Current Reports on Form 8-K, filed on February 14, 2014, February 27, 2014, April 7, 2014, June 6, 2014, June 25, 2014, July 3, 2014, July 29, 2014, August 14, 2014, September 2, 2014, September 8, 2014, September 12, 2014, September 16, 2014, September 29, 2014 and October 6, 2014; and

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  The description of our limited partnership units contained in the Registration Statement on Form 8-A filed on August 9, 2005.

        You may request a copy of any document incorporated by reference in this prospectus, at no cost, by writing or calling us at the following address:

Buckeye Partners, L.P.
One Greenway Plaza
Suite 600
Houston, Texas 77046
(832) 615-8600

        You should rely only on the information contained in or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with any information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information incorporated by reference or provided in this prospectus or any prospectus supplement is accurate as of any date other than its respective date.

RISK FACTORS

        An investment in our securities involves a significant degree of risk. Before you invest in our securities you should carefully consider those risks discussed in the "Forward-Looking Statements" section of this prospectus, the risk factors included in our most recent Annual Report on Form 10-K and as supplemented by our Quarterly Reports on Form 10-Q, each of which is incorporated herein by reference, and those risk factors that may be included in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference in evaluating an investment in our securities.

        If any of the risks discussed in the foregoing documents were to occur, our business, financial condition, results of operations and cash flow could be materially adversely affected. In that case, we may be unable to pay distributions to our unitholders, or pay interest on, or the principal of, any debt securities. In that event, the trading price of our securities could decline and you could lose all or part of your investment.

 FORWARD-LOOKING STATEMENTS

        Statements included or incorporated by reference in this prospectus contain various forward-looking statements and information that are based on our beliefs, as well as assumptions made by us and information currently available to us. When used in this document, words such as "proposed," "anticipate," "project," "potential," "could," "should," "continue," "estimate," "expect," "may," "believe," "will," "plan," "seek," "outlook" and similar expressions and statements regarding our plans and objectives for future operations are intended to identify forward-looking statements. Although we believe that such expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions as described in more detail in Item 1A. "Risk Factors" included in our Annual Report on Form 10-K for the year ended December 31, 2013 and under "Risk Factors" in this prospectus. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Although the expectations in the forward-looking statements are based on our current beliefs and expectations, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date hereof. Except as required by federal and state securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason.

 RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of consolidated earnings to fixed charges for the periods presented:

Years Ended December 31,					Nine Months Ended September 30,
2009	2010	2011	2012	2013	2014	2013
1.15	1.26	3.04	2.65	3.31	2.85	3.32

        These computations include us and our operating subsidiaries and are based on the historical results of Buckeye Partners, L.P. For these ratios, "earnings" means the sum of the following:

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  income from continuing operations before taxes (excluding income attributable to noncontrolling interests);

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  plus equity income less than distributions, or less equity income greater than distributions, as applicable; and

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  less capitalized interest, excluding amortization of capitalized interest.

        The term "fixed charges" means the sum of the following:

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  interest and debt expense;

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  plus capitalized interest; and

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  plus a portion of rentals representing an interest factor.

 USE OF PROCEEDS

        Except as otherwise provided in the applicable prospectus supplement, we will use the net proceeds we receive from the sale of the securities covered by this prospectus for general partnership purposes, including repayment of debt, acquisitions and capital expenditures and additions to working capital.

        The actual application of proceeds we receive from the sale of any particular offering of securities using this prospectus will be described in the applicable prospectus supplement relating to such offering.

DESCRIPTION OF THE LIMITED PARTNERSHIP UNITS

General

        The LP Units represent limited partner interests in us. The holders of LP Units are entitled to receive distributions, if made, in accordance with our amended and restated partnership agreement and exercise the rights or privileges available to limited partners thereunder. For a description of the rights and privileges of holders of LP Units in and to partnership distributions, please read "How We Make Cash Distributions." For a description of the rights and privileges of limited partners under our amended and restated partnership agreement, including voting rights, please read "Our Amended and Restated Partnership Agreement."

Voting

        Each holder of LP Units is entitled to one vote for each LP Unit held by such holder on all matters submitted to a vote of the unitholders. Certain events, as more fully described in our amended and restated partnership agreement, require the approval of the limited partners holding in the aggregate at least two-thirds of the outstanding LP Units. Other events, as more fully described in our amended and restated partnership agreement, require the approval of the limited partners holding in the aggregate at least 80% of the outstanding LP Units. Please read "Our Amended and Restated Partnership Agreement—Voting."

No Preemptive Rights

        The holders of LP Units are not entitled to preemptive rights in respect of issuances of securities by us.

Transfer Agent and Registrar

        The transfer agent and registrar for the LP Units is American Stock Transfer & Trust Company, LLC. You may contact them at the following address: 6201 15th Avenue, Brooklyn, NY 11219.

 HOW WE MAKE CASH DISTRIBUTIONS

        Set forth below is a summary of the significant provisions of our amended and restated partnership agreement that relate to distributions.

General

        Our amended and restated partnership agreement does not require distributions to be made quarterly or at any other time. Under our amended and restated partnership agreement, our general partner, from time to time and not less than quarterly, is required to review our accounts to determine whether distributions are appropriate. Our general partner is permitted to make such distributions as it may determine, without being limited to current or accumulated income or gains. Cash distributions may be made from any of our funds, including, without limitation, revenues, capital contributions or borrowed funds. Our general partner may also distribute other Partnership property, additional LP Units, or other securities of the Partnership or other entities. Distributions are made concurrently to all applicable record holders on the record date set for purposes of such distributions.

LP Units Eligible for Distributions

        The LP Units generally participate pro rata in our distributions. As of November 20, 2014, there were approximately 127,022,640 LP Units issued and outstanding. We currently have a long-term incentive plan and a unit deferral and incentive plan (together, the "LTIP") which provide for the issuance of up to 4,500,000 LP Units, subject to certain adjustments. As of November 20, 2014, there were 25,600 LP Units issuable upon exercise of options granted to employees pursuant to our unit option and distribution equivalent plan.

Distributions of Cash upon Liquidation

        If we dissolve in accordance with our amended and restated partnership agreement, we will sell or otherwise dispose of our assets in a process called a liquidation. We will first apply the proceeds of liquidation to the payment of our creditors, including by way of a reserve of cash or other assets of the Partnership for contingent liabilities. We will distribute any remaining proceeds to our unitholders, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

        If the sale of our assets in liquidation would be impracticable or would cause undue loss, the sale may be deferred for a reasonable amount of time or the assets (except those necessary to satisfy liabilities) may be distributed to our limited partners in lieu of cash in the same manner as cash or proceeds of a sale would have been distributed.

 THE PARTNERSHIP AGREEMENT

        The following is a summary of the material provisions of our amended and restated partnership agreement.

        The following provisions of our amended and restated partnership agreement are summarized elsewhere in this prospectus.

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  with regard to distributions, please read "How We Make Distributions";

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  with regard to allocations of taxable income and taxable loss, please read "Material U.S. Federal Income Tax Consequences."

Organization and Duration

        The Partnership was organized on July 11, 1986 and has a term extending until the close of business on December 31, 2086.

Purpose

        The purpose of the Partnership under our amended and restated partnership agreement is to engage in any lawful activity for which limited partnerships may be organized under the Delaware Revised Uniform Limited Partnership Act ("DRULPA").

        Our general partner is authorized to perform all acts deemed necessary to carry out our purposes and to conduct our business.

Power of Attorney

        Each of our limited partners grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution.

Issuance of Additional Securities

        Our amended and restated partnership agreement authorizes our general partner to cause us to issue an unlimited number of additional limited partner interests and other equity securities for the consideration and on the terms and conditions established by our general partner without the approval of any limited partners. Without the prior approval of the holders of two-thirds of the outstanding LP Units, our general partner is prohibited from causing us to issue any class or series of limited partner interests having preferences or other special or senior rights over the previously outstanding LP Units. Without the approval of a majority of the holders of the outstanding LP Units, our general partner is prohibited from causing us to issue limited partner interests to itself or its affiliates unless the limited partner interests are of a class previously listed or admitted to trading on a national securities exchange and property is contributed to us with a value at least equal to the fair market value of the issued limited partner interests.

        It is possible that we will fund acquisitions, and other capital requirements, through the issuance of additional limited partner interests, including LP Units or other equity securities. Holders of any additional LP Units that we issue will be entitled to share with then-existing holders of LP Units in our distributions of available cash. In addition, the issuance of additional partnership interests may dilute (i) the percentage interests of then-existing holders of LP Units in our net assets and (ii) the voting rights of then-existing holders of LP Units under our amended and restated partnership agreement.

        The holders of LP Units do not have preemptive rights to acquire additional LP Units or other partnership interests.

Limited Liability

        Assuming that a limited partner does not participate in the control of our business within the meaning of the DRULPA and that it otherwise acts in conformity with the provisions of our amended and restated partnership agreement, the partner's liability under the DRULPA will be limited, subject to possible exceptions, to the amount of capital the partner is obligated to contribute to the Partnership for the partner's LP Units plus the partner's share of any undistributed profits and assets and any funds wrongfully distributed to it, as described below. If it were determined, however, that the right, or exercise of the right, by our limited partners as a group:

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  to elect members of the board of directors of our general partner;

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  to remove or replace our general partner;

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  to approve certain amendments to our amended and restated partnership agreement; or

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  to take any other action under our amended and restated partnership agreement constituted "participation in the control" of our business for the purposes of the DRULPA, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that a limited partner is a general partner based on the limited partner's conduct. Neither our amended and restated partnership agreement nor the DRULPA specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. Although this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

        Under the DRULPA, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the limited partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the DRULPA provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The DRULPA provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the DRULPA will be liable to the limited partnership for the amount of the distribution for three years from the date of distribution. Under the DRULPA, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of its assignor to make contributions to the limited partnership, excluding any obligations of the assignor with respect to wrongful distributions, as described above, except the assignee is not obligated for liabilities unknown to it at the time it became a limited partner and that could not be ascertained from the partnership agreement.

        Our subsidiaries conduct business in multiple jurisdictions. Maintenance of our limited liability as a limited partner or member of our subsidiaries formed as limited partnerships or limited liability companies may require compliance with legal requirements in the jurisdictions in which such subsidiaries conduct business, including qualifying our subsidiaries to do business there. Limitations on the liability of a limited partner or member for the obligations of a limited partnership or limited liability company have not been clearly established in many jurisdictions. If it were determined that we were, by virtue of our limited partner interest or limited liability company interest in our subsidiaries or otherwise, conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to elect members of the board of directors of our general partner, to remove or replace our general partner, to approve certain amendments to our amended and restated partnership agreement, or to take other action under our amended and restated partnership agreement constituted

"participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Voting Rights

        The following matters require the vote of our unitholders as specified below.

Election of the board of directors of our general partner	All directors on the board of directors of our general partner will be elected by a plurality of the votes cast at meetings of the limited partners. Please read "—Meetings; Voting."
Amendment of the amended and restated partnership agreement

Certain amendments may be made by our general partner without the approval of our unitholders. Certain other amendments require the approval of holders of a majority of outstanding LP Units. Certain other amendments require the approval of holders of a super-majority of outstanding LP Units. Please read "—Amendment of Our Amended and Restated Partnership Agreement."

Sale of all or substantially all of the Partnership's assets	Holders of two-thirds of outstanding LP Units. Please read "—Merger, Sale or Other Disposition of Assets."
Dissolution of the Partnership	Holders of two-thirds of outstanding LP Units. Please read "—Termination and Dissolution."
Removal/Replacement of our general partner	Holders of 80% of outstanding LP Units. Please read "—Withdrawal or Removal of Our General Partner."

Amendment of Our Amended and Restated Partnership Agreement

        General.    Amendments to our amended and restated partnership agreement may be proposed only by our general partner. To adopt a proposed amendment, other than certain amendments discussed below, our general partner must seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as otherwise described below, an amendment must be approved by the limited partners holding in the aggregate at least a majority of the outstanding LP Units, referred to as a "Majority Interest." No amendments to certain provisions and definitions in our amended and restated partnership agreement relating to or requiring "special approval" or the approval of a majority of the members of the audit committee of the board of directors of our general partner may be made without first obtaining such special approval.

        No Unitholder Approval.    Our general partner may generally make amendments to our amended and restated partnership agreement without the approval of any limited partner or assignee to reflect:

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  a change in our name, the location of our principal place of business, our registered agent or our registered office;

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  a change that our general partner deems appropriate or necessary for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or jurisdiction or to ensure that neither we nor any of our operating partnerships will be treated as an association taxable as a corporation for federal income tax purposes;

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  a change that is appropriate or necessary, in the opinion of our counsel, to prevent us, Buckeye GP Holdings L.P. ("Holdings"), our general partner or any of our subsidiaries from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed; or

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  any other changes or events similar to any of the matters described in the clauses above.

        In addition, our general partner may make amendments to our amended and restated partnership agreement without the approval of any limited partner or assignee if those amendments, in the discretion of our general partner, reflect:

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  a change that in the good faith opinion of our general partner does not adversely affect our limited partners in any material respect;

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  a change to divide our outstanding units into a greater number of units, to combine the outstanding units into a smaller number of units or to reclassify our units in a manner that in the good faith opinion of our general partner does not adversely affect any class of our limited partners in any material respect;

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  a change that our general partner deems appropriate or necessary to satisfy any requirements, conditions or guidelines contained in any order, rule or regulation of any federal or state agency or contained in any federal or state statute; or

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  a change that our general partner deems appropriate or necessary to facilitate the trading of any of the LP Units or comply with any rule, regulation, requirement, condition or guideline of any exchange on which any units are or will be listed or admitted to trading.

        Opinion of Counsel and Partnership Unitholder Approval.    No amendments to our amended and restated partnership agreement will become effective without the approval of holders of at least 80% of the LP Units unless we obtain an opinion of counsel to the effect that the amendment will not result in the loss of limited liability of any of our limited partners or cause us or any of our operating partnerships to be treated as an association taxable as a corporation for federal income tax purposes.

        Any amendment to our amended and restated partnership agreement that reduces the voting percentage required to take any action must be approved by the affirmative vote of our limited partners constituting not less than the voting requirement sought to be reduced.

Merger, Sale or Other Disposition of Assets

        Our amended and restated partnership agreement generally prohibits our general partner, without the prior approval of the holders of at least two-thirds of the outstanding LP Units and special approval, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of the consolidated assets owned by us and our operating partnerships. In addition, our amended and restated partnership agreement generally prohibits our general partner from causing us to merge or consolidate with another entity without special approval. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without the approval of the holders of outstanding LP Units and without special approval.

Withdrawal or Removal of Our General Partner

        Our general partner may withdraw as general partner of the Partnership by giving 90 days' advance written notice, provided such withdrawal is approved by the vote of the holders of not less than 80% of the outstanding LP Units or we receive an opinion of counsel regarding limited liability and tax matters.

        Upon receiving notice of the withdrawal of our general partner, prior to the effective date of such withdrawal, the holders of LP Units representing a Majority Interest may select a successor to the withdrawing general partner. If a successor is not elected, we will be dissolved, wound up and liquidated, unless within 90 days of that withdrawal, all of our partners agree in writing to continue our business and to appoint a successor general partner. Please read "—Termination and Dissolution" below.

        Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 80% of the outstanding LP Units, we receive an opinion of counsel regarding limited liability and tax matters, the successor general partner or an affiliate thereof agrees to indemnify and hold harmless our general partner and its affiliates from any liability or obligation arising out of, or causes the general partner and its affiliates to be released from, any and all liabilities and obligations (including loan guarantees) under fringe benefit plans sponsored by the general partner or any of its affiliates in connection with our business, except as otherwise prohibited by our amended and restated partnership agreement, and all required regulatory approvals for removal of our general partner shall have been obtained. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of LP Units representing a Majority Interest and the agreement of the successor general partner or one of its affiliates to indemnify the removed general partner against, or to cause it to be released from, certain liabilities.

        If our general partner withdraws or is removed, we are required to reimburse the departing general partner for all amounts due the departing general partner.

Transfer of General Partner Interest

        Our general partner is prohibited under our amended and restated partnership agreement from transferring its general partner interest.

Termination and Dissolution

        We will continue as a limited partnership until the close of business on December 31, 2086 or until earlier terminated under our amended and restated partnership agreement. We will dissolve upon:

  (1)
  the expiration of our term on December 31, 2086;

  (2)
  the withdrawal of our general partner unless a person becomes a successor general partner prior to or on the effective date of such withdrawal;

  (3)
  the bankruptcy or dissolution of our general partner, or any other event that results in its ceasing to be our general partner other than by reason of a withdrawal or removal; or

  (4)
  the election of our general partner to dissolve us, if approved by the holders of two-thirds of the outstanding LP Units.

        Upon a dissolution under clause (2) or (3) and the failure of all partners to agree in writing to continue our business and to elect a successor general partner, the holders of LP Units representing a Majority Interest may also elect, within 180 days of such dissolution, to reconstitute the Partnership and continue our business on the same terms and conditions described in our amended and restated partnership agreement by forming a new limited partnership on terms identical to those in our amended and restated partnership agreement and having as general partner a person approved by the holders of LP Units representing a Majority Interest subject to our receipt of an opinion of counsel to the effect that:

  (1)
  the action would not result in the loss of limited liability of any limited partner; and

  (2)
  neither the Partnership nor the reconstituted limited partnership would be treated as an association taxable as a corporation for federal income tax purposes.

Liquidation and Distribution of Proceeds

        Upon our dissolution, unless we are reconstituted and continued as a new partnership by the holders of LP Units representing a Majority Interest, our general partner or, if our general partner has withdrawn, been removed, dissolved or become bankrupt, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that the liquidator deems appropriate or necessary in its good faith judgment, liquidate our assets and apply and distribute the proceeds of the liquidation as described in "How We Make Cash Distributions—Distributions of Cash Upon Liquidation."

Meetings; Voting

        For purposes of determining the holders of LP Units entitled to notice of or to vote at any meeting or to give approvals without a meeting, our general partner may set a record date, which date for purposes of notice of a meeting shall not be less than 10 days nor more than 60 days before the date of the meeting. If a meeting is adjourned, notice need not be given of the adjourned meeting and a new record date does not need to be set, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment (together with any prior adjournments that did not have a new record date set) is for more than 60 days. The Partnership may transact any business at the adjourned meeting that might have been transacted at the original meeting.

        Any action that is required or permitted to be taken by our unitholders may be taken either at a meeting of our unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting, except that election of directors by unitholders may only be done at a meeting. Special meetings of our unitholders may be called by our general partner or by our unitholders owning at least 20% of the outstanding LP Units.

        Annual meetings of limited partners for the election of directors to the board of directors of our general partner (as described below), and such other matters as the board of directors of our general partner submits to a vote of the limited partners, will be held on the first Tuesday in June of each year or on such other date as is fixed by our general partner. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding LP Units, represented in person or by proxy, will constitute a quorum.

        Except as described below with respect to the election of directors, each record holder of a LP Unit has one vote per LP Unit, although additional limited partner interests having special voting rights could be issued. Please read "—Issuance of Additional Securities." LP Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise. With respect to the election of directors, our amended and restated partnership agreement provides that if, at any time, any person or group beneficially owns 20% or more of the outstanding LP Units, then all LP Units owned by such person or group in excess of 20% of the outstanding LP Units may not be voted, and in each case, the foregoing LP Units will not be counted when calculating the required votes for such matter and will not be deemed to be outstanding for purposes of determining a quorum for such meeting. Such LP Units will not be treated as a separate class for purposes of our amended and restated partnership agreement. Notwithstanding the foregoing, the board of directors of our general partner may, by action specifically referencing votes for the election of directors, determine that the limitation described above will not apply to a specific person or group.

Board of Directors

        General.    The number of directors of our general partner's board will be not less than six and not more than eleven. Any decrease in the number of directors by our general partner's board may not have the effect of shortening the term of any incumbent director. The board of directors of our general partner must maintain at least three directors meeting the independence and experience requirements of any national securities exchange on which our LP Units are listed or quoted

        Directors.    Our directors are classified with respect to their terms of office by dividing them into three classes, each class to be as nearly equal in number as possible. The directors that are designated to Class I will serve for a term that expires at the 2017 annual meeting, the directors designated to Class II will serve for a term that expires at the 2015 annual meeting, and the directors designated to Class III will serve for a term that expires at the 2016 annual meeting. At each annual meeting of our unitholders, directors to replace directors whose terms expire at such annual meeting will be elected to hold office until the third succeeding annual meeting. Each director will hold office for the term for which such director is elected or until such director's earlier death, resignation or removal. Any vacancies may be filled by a majority of the remaining directors then in office. A director may be removed only for cause and only upon a vote of the majority of the remaining directors then in office.

        Nominations of Directors.    Nominations of persons for election as directors may be made at an annual meeting of the limited partners only (a) by or at the direction of the directors or any committee thereof or (b) by any public limited partner who (i) was a record holder at the time the notice provided for in our amended and restated partnership agreement is delivered to our general partner, (ii) is entitled to vote at the meeting and (iii) complies with the notice procedures set forth in our amended and restated partnership agreement.

        For any nominations brought before an annual meeting by a public limited partner, the limited partner must give timely notice thereof in writing to our general partner. The notice must contain certain information as described in our amended and restated partnership agreement. To be timely, a public limited partner's notice must be delivered to our general partner not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year's annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the limited partner must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us or our general partner). The public announcement of an adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for the giving of a limited partner's notice as described above.

        In the event that the number of directors is increased effective at an annual meeting and there is no public announcement by us or our general partner naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year's annual meeting, a public limited partner's notice will also be considered timely, but only with respect to nominees for the additional directorships, if it is delivered to our general partner not later than the close of business on the 10th day following the day on which such public announcement is first made by us or our general partner.

        Nominations of persons for election as directors also may be made at a special meeting of limited partners at which directors are to be elected in accordance with the provisions of our amended and restated partnership agreement.

        Only such persons who are nominated in accordance with the procedures set forth in our amended and restated partnership agreement will be eligible to be elected at an annual or special meeting of limited partners to serve as directors. Notwithstanding the foregoing, unless otherwise required by law, if the public limited partner who nominated a person to serve as a director (or a qualified representative of the limited partner) does not appear at the annual or special meeting of limited partners to present such nomination, such nomination will be disregarded notwithstanding that proxies in respect of such vote may have been received by our general partner or us.

        In addition to the provisions described above and in our amended and restated partnership agreement, a public limited partner must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder; provided, however, that any references in our amended and restated partnership agreement to the Exchange Act or the rules promulgated thereunder are not intended to and do not limit any requirements applicable to nominations pursuant to our amended and restated partnership agreement, and compliance with our amended and restated partnership agreement is the exclusive means for a limited partner to make nominations.

Indemnification

        Our amended and restated partnership agreement and the agreements of limited partnership or operating agreements of our subsidiaries, as the case may be (together with our amended and restated partnership agreement, the "Organizational Agreements") provide that we or our subsidiaries, as the case may be, shall indemnify (to the extent permitted by applicable law) certain persons (each, an "Indemnitee") against expenses (including legal fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnitee in connection with any threatened, pending or completed claim, demand, action, suit or proceeding (a "claim") to which the Indemnitee is or was an actual or threatened party and which relates to the Organizational Agreements or our, or any of our subsidiaries', property, business, affairs or management. This indemnity is available only if the Indemnitee acted in good faith and the action or omission which is the basis of such claim, demand, action, suit or proceeding does not involve the gross negligence or willful misconduct of such Indemnitee. Indemnitees include our general partner, any affiliates of such general partner, any person who is or was a director, officer, manager, member, employee or agent of such general partner or any affiliate, or any person who is or was serving at the request of such general partner or any such affiliate as a director, officer, manager, member, partner, trustee, employee or agent of another individual, corporation, limited liability company, partnership, trust, unincorporated organization, association or other entity; and an Indemnitee shall be indemnified only in connection with any claim made by reason of such Indemnitee's status as such or any action taken or omitted to be taken in the Indemnitee's capacity as such. Expenses subject to indemnity will be paid by us to the Indemnitee in advance, subject to receipt of an undertaking by or on behalf of the Indemnitee to repay such amount if it is ultimately determined by a court of competent jurisdiction that the Indemnitee is not entitled to indemnification. We maintain a liability insurance policy on behalf of certain of the Indemnitees.

        Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions set forth in its limited liability company agreement, a Delaware limited liability company may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. Article V of the amended and restated limited liability company agreement of our general partner currently provides for the indemnification of affiliates of our general partner and members, managers, partners, officers, directors, employees, agents and trustees of our general partner or any affiliate of our general partner and such persons who serve at the request of our general partner as members, managers, partners, officers, directors, employees, agents, trustees and fiduciaries of any other enterprise against certain liabilities under certain circumstances.

DESCRIPTION OF DEBT SECURITIES

        The debt securities will be our direct unsecured general obligations and will be issued under an Indenture, dated July 10, 2003, between us and U.S. Bank National Association, as successor trustee, and a supplemental indenture thereto. This Indenture, as supplemented by any supplemental indentures relating to debt securities to be issued hereunder, is referred to herein as the Indenture, and U.S. Bank National Association, as successor trustee, is referred to herein as the Trustee.

        The debt securities will be governed by the provisions of the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. We and the Trustee have entered into supplements to the Indenture, and may enter into future supplements to the Indenture from time to time. We have summarized selected provisions of the Indenture below. The Indenture has been incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. You should read the Indenture for provisions that may be important to you, because the Indenture, and not this description, governs your rights as a holder of debt securities. In the summary below, we have included references to section numbers of the Indenture so that you can easily locate these provisions. Capitalized terms used in the summary have the meanings specified in the Indenture.

Specific Terms of Each Series of Debt Securities in the Prospectus Supplement

        A prospectus supplement and a supplemental indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

  •
  the form and title of the debt securities;

  •
  the total principal amount of the debt securities;

  •
  the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

  •
  any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable as well;

  •
  the dates on which the principal of the debt securities will be payable;

  •
  the interest rate that the debt securities will bear and the interest payment dates for the debt securities;

  •
  any optional redemption provisions;

  •
  any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

  •
  any changes to or additional Events of Default or covenants; and

  •
  any other terms of the debt securities.

No Limitation on Amount of Debt Securities

        The Indenture does not limit the amount of debt securities that may be issued. The Indenture allows debt securities to be issued up to any principal amount that may be authorized by us and may be in any currency or currency unit designated by us. (Section 3.01)

Registration of Notes

        Debt securities of a series may be issued in certificated or global form. (Sections 2.01 and 2.02)

Denominations

        The prospectus supplement for each issuance of debt securities will state whether the securities will be issued in amounts other than $1,000 each or multiples thereof. (Section 3.02)

No Personal Liability of General Partner

        Our general partner and its directors, officers, employees and sole member will not have any liability for our obligations under the Indenture or the debt securities. Each holder of debt securities by accepting a debt security waives and releases our general partner and its directors, officers, employees and sole member from all such liability. (Section 1.15) The waiver and release are part of the consideration for the issuance of the debt securities.

Consolidation, Merger or Sale

        We will only consolidate or merge with or into any other partnership or corporation or sell, lease or transfer all or substantially all of our assets according to the terms and conditions of the Indenture, which includes the following requirements:

  •
  the remaining or acquiring partnership or corporation is organized under the laws of the United States, any state or the District of Columbia;

  •
  the remaining or acquiring partnership or corporation assumes our obligations under the Indenture; and

  •
  immediately after giving effect to the transaction no Event of Default exists.

        The remaining or acquiring partnership or corporation will be substituted for us in the Indenture with the same effect as if it had been an original party to the Indenture. Thereafter, the successor may exercise our rights and powers under the Indenture, in our name or in its own name. Any act or proceeding required or permitted to be done by our Board of Directors or any of our officers may be done by the board of directors or officers of the successor. If we sell or transfer all or substantially all of our assets, the purchaser must assume all of our liabilities and obligations under the Indenture and under the debt securities, and, as a result we will be released from such liabilities and obligations. (Sections 8.01 and 8.02)

Modification of the Indenture

        Under the Indenture, generally, our rights and obligations and the rights of the holders of debt securities may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent. We and the Trustee may amend the Indenture without the consent of any holder of the debt securities to make technical changes, such as:

  •
  correcting errors;

  •
  providing for a successor trustee;

  •
  qualifying the Indenture under the Trust Indenture Act; or

  •
  adding provisions relating to a particular series of debt securities. (Sections 9.01 and 9.02)

Events of Default

        "Event of Default," when used in the Indenture, will mean any of the following:

  •
  failure to pay the principal of or any premium on any debt security when due;

  •
  failure to pay interest on any debt security for 30 days;

  •
  failure to perform any other covenant in the Indenture that continues for 90 days after being given written notice;

  •
  failure to pay when due principal of or interest on debt greater than $100 million of the Partnership or any Subsidiary (as defined below) or acceleration of such debt;

  •
  specific events in bankruptcy, insolvency or reorganization of the Partnership or our Subsidiaries; or

  •
  any other Event of Default included in the Indenture or a supplemental indenture. (Section 5.01)

        An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the Indenture. The Trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the interests of the holders. (Section 6.02)

        If an Event of Default for any series of debt securities occurs and continues, the Trustee or the holders of not less than 25% in aggregate principal amount of the debt securities outstanding of that series may declare the entire principal of and accrued and unpaid interest, if any, on all the debt securities of that series to be due and payable immediately. If this happens, subject to specific conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can void the declaration. (Section 5.02)

        Other than its duties in case of a default, the Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders, unless the holders offer the Trustee indemnity or security satisfactory to the Trustee. (Section 6.01) If they provide this satisfactory indemnification or security, the holders of a majority in principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or exercising any power conferred upon the Trustee, for any series of debt securities unless contrary to law. (Section 5.12)

Limitations on Liens

        The Indenture provides that the Partnership will not, nor will it permit any Restricted Subsidiary (as defined below) to, create, assume, incur or suffer to exist any lien upon any Principal Property (as defined below) or upon any shares of capital stock of any Restricted Subsidiary (if such Restricted Subsidiary is a corporation) owning or leasing any Principal Property, whether owned or leased on the date of the Indenture or thereafter acquired, to secure any debt of the Partnership or any other person (other than the debt securities issued thereunder), without in any such case making effective provision whereby all of the debt securities outstanding thereunder shall be secured equally and ratably with, or prior to, such debt so long as such debt shall be so secured. The following are excluded from this restriction:

  (1)
  Permitted Liens (as defined below);

  (2)
  any lien upon any property or assets created at the time of acquisition of such property or assets by the Partnership or any Restricted Subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets or debt incurred to finance such purchase price, whether such debt was incurred prior to, at the time of or within one year after the date of such acquisition;

  (3)
  any lien upon any property or assets to secure all or part of the cost of construction, development, repair or improvements thereon or to secure debt incurred prior to, at the time of, or within one year after completion of such construction, development, repair or improvements or the commencement of full operations thereof (whichever is later), to provide funds for any such purpose;

  (4)
  any lien upon any property or assets existing thereon at the time of the acquisition thereof by the Partnership or any Restricted Subsidiary (whether or not the obligations secured thereby are assumed by the Partnership or any Restricted Subsidiary), provided, however, that such lien only encumbers the property or assets so acquired;

  (5)
  any lien upon any property or assets of a person existing thereon at the time such person becomes a Restricted Subsidiary by acquisition, merger or otherwise, provided, however, that such lien only encumbers the property or assets of such person at the time such person becomes a Restricted Subsidiary;

  (6)
  any lien upon any property or assets of the Partnership or any Restricted Subsidiary in existence on the Issue Date (as defined below) or provided for pursuant to agreements existing on the Issue Date;

  (7)
  liens imposed by law or order as a result of any proceeding before any court or regulatory body that is being contested in good faith, and liens which secure a judgment or other court-ordered award or settlement in an aggregate amount not in excess of $1 million as to which the Partnership or the applicable Restricted Subsidiary has not exhausted its appellate rights;

  (8)
  liens arising in connection with Sale-Leaseback Transactions (as defined below) permitted under the Indenture as described below; or

  (9)
  any extension, renewal, refinancing, refunding or replacement, or successive extensions, renewals, refinancings, refundings or replacements of liens, in whole or in part, referred to in clauses (1) through (8) above, provided, however, that any such extension, renewal, refinancing, refunding or replacement lien shall be limited to the property or assets covered by the lien extended, renewed, refinanced, refunded or replaced and that the obligations secured by any such extension, renewal, refinancing, refunding or replacement lien shall be in an amount not greater than the amount of the obligations secured by the lien extended, renewed, refinanced, refunded or replaced and any expenses of the Partnership and its Restricted Subsidiaries (including any premium) incurred in connection with such extension, renewal, refinancing, refunding or replacement;

  (10)
  any lien resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing debt of the Partnership or any Restricted Subsidiary.

        Notwithstanding the foregoing, under the Indenture, the Partnership may, and may permit any Restricted Subsidiary to, create, assume, incur, or suffer to exist any lien upon any Principal Property to secure debt of the Partnership or any person other than the debt securities, that is not excepted by clauses (1) through (10), inclusive, above without securing the debt securities issued under the Indenture, provided that the aggregate principal amount of all debt then outstanding secured by such lien and all similar liens, together with all net sale proceeds from Sale-Leaseback Transactions, excluding Sale-Leaseback Transactions permitted by clauses (1) through (4), inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below, does not exceed 10% of Consolidated Net Tangible Assets (as defined below). (Section 10.06)

        "Consolidated Net Tangible Assets" means, at any date of determination, the total amount of assets after deducting therefrom:

  (1)
  all current liabilities excluding:

  •
  any current liabilities that by their terms are extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed; and

  •
  current maturities of long-term debt,

  and

  (2)
  the value, net of any applicable reserves, of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, on the consolidated balance sheet of the Partnership and its consolidated subsidiaries for the Partnership's most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles.

        "Issue Date" means with respect to any series of debt securities issued under either Indenture the date on which debt securities of that series are initially issued under that Indenture.

        "Material Adverse Effect" means:

  (1)
  an impairment of the operation by the Partnership and its Restricted Subsidiaries of the pipeline systems of the Partnership and its Restricted Subsidiaries which materially adversely affects the manner in which such pipeline systems, taken as a whole, have been operated by the Partnership and its Restricted Subsidiaries (whether due to damage to, or a defect in the right, title or interest of the Partnership or any of its Restricted Subsidiaries in and to, any of the assets constituting such pipeline system or for any other reason);

  (2)
  a material decline in the financial condition or results of operations or business prospects of the Partnership and its Restricted Subsidiaries, taken as a whole; or

  (3)
  an inability of the Partnership to make timely payments of principal and interest on the Securities, in each case as a result (whether or not simultaneous) of the occurrence of one or more events and/or the materialization or failure to materialize of one or more conditions and/or the taking of or failure to take one or more actions described in this Indenture by reference to a Material Adverse Effect.

        "Permitted Liens" means:

  (1)
  liens upon rights-of-way for pipeline purposes;

  (2)
  any statutory or governmental lien or lien arising by operation of law, or any mechanics', repairmen's, materialmen's, suppliers', carriers', landlords', warehousemen's or similar lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined lien which is incidental to construction, development, improvement or repair;

  (3)
  the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property;

  (4)
  liens of taxes and assessments which are:

  •
  for the then current year,

  •
  not at the time delinquent, or

    •
    delinquent but the validity of which is being contested at the time by the Partnership or any Restricted Subsidiary in good faith;

  (5)
  liens of, or to secure performance of, leases, other than capital leases;

  (6)
  any lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings;

  (7)
  any lien upon property or assets acquired or sold by the Partnership or any Restricted Subsidiary resulting from the exercise of any rights arising out of defaults on receivables;

  (8)
  any lien incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;

  (9)
  any lien in favor of the Partnership or any Restricted Subsidiary;

  (10)
  any lien in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, to secure partial, progress, advance, or other payments pursuant to any contract or statute, or any debt incurred by the Partnership or any Restricted Subsidiary for the purpose of financing all or any part of the purchase price of, or the cost of constructing, developing, repairing or improving, the property or assets subject to such lien;

  (11)
  any lien securing industrial development, pollution control or similar revenue bonds;

  (12)
  any lien securing debt of the Partnership or any Restricted Subsidiary, all or a portion of the net proceeds of which are used, substantially concurrent with the funding thereof (and for purposes of determining such "substantial concurrence," taking into consideration, among other things, required notices to be given to holders of outstanding securities under the Indenture (including the debt securities) in connection with such refunding, refinancing or repurchase, and the required corresponding durations thereof), to refinance, refund or repurchase all outstanding securities under the Indenture (including the debt securities), including the amount of all accrued interest thereon and reasonable fees and expenses and premium, if any, incurred by the Partnership or any Restricted Subsidiary in connection therewith;

  (13)
  liens in favor of any Person (as defined below) to secure obligations under the provisions of any letters of credit, bank guarantees, bonds or surety obligations required or requested by any governmental authority in connection with any contract or statute;

  (14)
  any lien upon or deposits of any assets to secure performance of bids, trade contracts, leases or statutory obligations;

  (15)
  any lien or privilege vested in any grantor, lessor or licensor or permittor for rent or other charges due or for any other obligations or acts to be performed, the payment of which rent or other charges or performance of which other obligations or acts is required under leases, easements, rights-of-way, leases, licenses, franchises, privileges, grants or permits, so long as payment of such rent or the performance of such other obligations or acts is not delinquent or the requirement for such payment or performance is being contested in good faith by appropriate proceedings;

  (16)
  defects and irregularities in the titles to any property which do not have a Material Adverse Effect (as defined above);

  (17)
  easements, exceptions or reservations in any property of the Partnership or any of its Restricted Subsidiaries granted or reserved for the purpose of pipelines, roads, the removal of oil, gas, coal or other minerals, and other like purposes for the joint or common use of real property, facilities and equipment, which do not have a Material Adverse Effect;

  (18)
  rights reserved to or vested in any grantor, lessor, licensor, municipality or public authority to control or regulate any property of the Partnership or any of its Restricted Subsidiaries or to use any such property, provided that the Partnership or such Restricted Subsidiary shall not be in default in respect of any material obligation (except that the Partnership or such Restricted Subsidiary may be contesting any such obligation in good faith) to such grantor, lessor, licensor, municipality or public authority; and provided, further, that such control, regulation or use will not have a Material Adverse Effect;

  (19)
  any obligations or duties to any municipality or public authority with respect to any lease, easement, right-of-way, license, franchise, privilege, permit or grant; or

  (20)
  liens or burdens imposed by any law or governmental regulation, including, without limitation, those imposed by environmental and zoning laws, ordinances, and regulations; provided, in each case, the Partnership or any of its Restricted Subsidiaries is not in default in any material obligation (except that the Partnership or such Restricted Subsidiary may be contesting any such obligation in good faith) to such Person in respect of such property; provided, further, that the existence of such liens and burdens do not have a Material Adverse Effect.

        "Person" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, other entity, unincorporated organization or government or any agency or political subdivision thereof.

        "Principal Property" means, whether owned or leased on the date of the Indenture or thereafter acquired:

  (1)
  any pipeline assets of the Partnership or any Subsidiary (as defined below), including any related facilities employed in the transportation, distribution, storage or marketing of refined petroleum products, that are located in the United States of America or any territory or political subdivision thereof; and

  (2)
  any processing or manufacturing plant or terminal owned or leased by the Partnership or any Subsidiary that is located in the United States or any territory or political subdivision thereof, except, in the case of either of the foregoing clauses (1) or (2):

  •
  any such assets consisting of inventories, furniture, office fixtures and equipment, including data processing equipment, vehicles and equipment used on, or useful with, vehicles, and

  •
  any such assets, plant or terminal which, in the good faith opinion of the Board of Directors, is not material in relation to the activities of the Partnership or of the Partnership and our Subsidiaries (as defined below), taken as a whole.

        "Restricted Subsidiary" shall mean the subsidiaries of the Partnership identified on Exhibit A of the Indenture as well as any Subsidiary of the Partnership formed after the date of the Indenture that has not been designated by the Board of Directors, at its creation or acquisition, as an Unrestricted Subsidiary (as defined below). The Partnership may thereafter redesignate an Unrestricted Subsidiary as a Restricted Subsidiary and it will thereafter be a Restricted Subsidiary, provided that such Restricted Subsidiary may not thereafter be redesignated as an Unrestricted Subsidiary, and provided, further, that no Subsidiary may be designated as an Unrestricted Subsidiary at any time other than at its creation or acquisition.

        "Sale-Leaseback Transaction" means the sale or transfer by the Partnership or any Subsidiary of any Principal Property to a Person (other than the Partnership or a Subsidiary) and the taking back by the Partnership or any Subsidiary, as the case may be, of a lease of such Principal Property.

        "Subsidiary" means, with respect to any Person:

  (1)
  any corporation, association or other business entity of which more than 50% of the total voting power of shares of equity interests entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or combination thereof; or

  (2)
  in the case of a partnership, more than 50% of the partners' equity interests, considering all partners' equity interests as a single class is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or combination thereof.

        "Unrestricted Subsidiary" shall mean the subsidiaries of the Partnership identified on Exhibit A of the Indenture as well as any Subsidiary of the Partnership formed after the date of the Indenture that has been designated by the Board of Directors as an "Unrestricted Subsidiary" at the time of its creation or acquisition, provided that no Debt or other obligation of such Unrestricted Subsidiary may be assumed or guaranteed by the Partnership or any Restricted Subsidiary, nor may any asset of the Partnership or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, become encumbered or otherwise subject to the satisfaction thereof.

Limitations on Sale-Leasebacks

        The Indenture provides that the Partnership will not, and will not permit any Subsidiary to, engage in a Sale-Leaseback Transaction, unless:

  (1)
  such Sale-Leaseback Transaction occurs within one year from the date of completion of the acquisition of the Principal Property subject thereto or the date of the completion of construction, development or substantial repair or improvement, or commencement of full operations of such Principal Property, whichever is later;

  (2)
  the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than three years;

  (3)
  the Attributable Indebtedness (as defined below) from that Sale-Leaseback transaction is an amount equal to or less than the amount the Partnership or such Subsidiary would be allowed to incur as debt secured by a lien on the Principal Property subject thereto without equally and ratably securing the debt securities; or

  (4)
  the Partnership or such Subsidiary, within a one-year period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the net sale proceeds from such Sale-Leaseback Transaction to (A) the prepayment, repayment, redemption, reduction or retirement of any Pari Passu Debt (as defined below) of the Partnership or any Subsidiary, or (B) the expenditure or expenditures for Principal Property used or to be used in the ordinary course of business of the Partnership or our Subsidiaries.

        Notwithstanding the foregoing, under the Indenture the Partnership may, and may permit any Subsidiary to, effect any Sale-Leaseback Transaction that is not excepted by clauses (1) through (4), inclusive, of the above paragraph, provided that the Attributable Indebtedness from such Sale-Leaseback Transaction, together with the aggregate principal amount of then outstanding debt (other than the debt securities) secured by liens upon Principal Properties not excepted by clauses (1)

through (10), inclusive, of the first paragraph of the limitation on liens covenant described above, do not exceed 10% of the Consolidated Net Tangible Assets. (Section 10.07)

        "Attributable Indebtedness," when used with respect to any Sale-Leaseback Transaction, means, as at the time of determination, the present value, discounted at the rate set forth or implicit in the terms of the lease included in such transaction, of the total obligations of the lessee for rental payments, other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights during the remaining term of the lease included in such Sale-Leaseback Transaction including any period for which such lease has been extended. In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, such amount shall be the lesser of the amount determined assuming termination upon the first date such lease may be terminated, in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated, or the amount determined assuming no such termination.

        "Funded Debt" means all debt maturing one year or more from the date of the creation thereof, all debt directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the creation thereof, and all debt under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

        "Pari Passu Debt" means any Funded Debt of the Partnership, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Funded Debt, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Funded Debt shall be subordinated in right of payment to the debt securities.

Payment and Transfer

        Principal, interest and any premium on fully registered securities will be paid at designated places. Payment will be made by check mailed to the persons in whose names the debt securities are registered on days specified in the Indenture or any prospectus supplement. Other forms of payment relating to the debt securities will be paid at a place designated by us and specified in a prospectus supplement. (Section 3.07)

        Fully registered securities may be transferred or exchanged at the corporate trust office of the Trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge. (Section 3.05)

Discharging Our Obligations

        We may choose to either discharge our obligations on the debt securities of any series in a legal defeasance, or to release ourselves from our covenant restrictions on the debt securities of any series in a covenant defeasance. We may do so at any time after we deposit with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If we choose the legal defeasance option, the holders of the debt securities of the series will not be entitled to the benefits of the Indenture except for registration of transfer and exchange of debt securities, replacement of lost, stolen, destroyed or mutilated debt securities, conversion or exchange of debt securities, sinking fund payments and receipt of principal and interest on the original stated due dates or specified redemption dates. (Section 13.02)

        We may discharge our obligations under the Indenture or release ourselves from covenant restrictions only if, in addition to making the deposit with the Trustee, we meet some specific requirements. Among other things:

  •
  we must deliver an opinion of our legal counsel that the discharge will not result in holders having to recognize taxable income or loss or subject them to different tax treatment. In the case of legal defeasance, this opinion must be based on either an Internal Revenue Service, or IRS, letter ruling or change in federal tax law;

  •
  we may not have a default on the debt securities discharged on the date of deposit;

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  the discharge may not violate any of our agreements; and

  •
  the discharge may not result in our becoming an investment company in violation of the Investment Company Act of 1940. (Section 13.03)

Book Entry, Delivery and Form

        The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that will be deposited with a depositary identified in a prospectus supplement.

        Unless otherwise stated in any prospectus supplement, The Depository Trust Company, New York, New York, or DTC, will act as depositary. Book-entry notes of a series will be issued in the form of a global note that will be deposited with DTC. This means that we will not issue certificates to each holder. One global note will be issued to DTC who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the notes. The participant will then keep a record of its clients who purchased the notes. Unless it is exchanged in whole or in part for a certificate note, a global note may not be transferred; except that DTC, its nominees and their successors may transfer a global note as a whole to one another.

        Beneficial interests in global notes will be shown on, and transfers of global notes will be made only through, records maintained by DTC and its participants.

        DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also records the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participant's accounts. This eliminates the need to exchange certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

        According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

        DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant. The rules that apply to DTC and its participants are on file with the SEC.

        DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and by the Financial Industry Regulatory Authority.

        We will wire principal and interest payments to DTC's nominee. We and the Trustee will treat DTC's nominee as the owner of the global notes for all purposes. Accordingly, we, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global notes to owners of beneficial interests in the global notes.

        It is DTC's current practice, upon receipt of any payment of principal or interest, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the global notes as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with notes on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global notes, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with notes held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the Trustee or us.

        Notes represented by a global note will be exchangeable for certificate notes with the same terms in authorized denominations only if:

  •
  DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

  •
  we determine not to require all of the notes of a series to be represented by a global note and notify the Trustee of our decision.

The Trustee

        Resignation or Removal of Trustee.    Under the Indenture and the Trust Indenture Act of 1939, as amended, governing Trustee conflicts of interest, any uncured conflict of interest with respect to any series of debt securities will force the Trustee to resign as trustee under the Indenture. Any resignation will require the appointment of a successor trustee under the Indenture in accordance with its terms and conditions.

        The Trustee may resign or be removed by us with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the Trustee with respect to the debt securities of such series. (Section 6.10)

        Limitations on Trustee if it is Our Creditor.    The Indenture contains limitations on the right of the Trustee thereunder, in the event that it becomes a creditor of the Partnership, to obtain payment of claims in some cases, or to realize on property received in respect of any such claim as security or otherwise. (Section 6.13)

        Certificates to Be Furnished to Trustee.    The Indenture provides that, in addition to other certificates that may be specifically required by other provisions of the Indenture, every application by us for action by the Trustee shall be accompanied by an officers' certificate stating that, in the opinion of the signers, all conditions precedent to such action have been complied with. (Section 1.02)

 MATERIAL TAX CONSEQUENCES

        This section summarizes the material U.S. federal income tax consequences that may be relevant to prospective unitholders and is based upon current provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed U.S. Treasury regulations thereunder (the "Treasury Regulations"), and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the U.S. federal income tax consequences to a prospective unitholder to vary substantially from those described below, possibly on a retroactive basis. Unless the context otherwise requires, references in this section to "us" or "we" are references to Buckeye Partners, L.P. and our operating subsidiaries.

        Legal conclusions contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. insofar as they relate to matters of U.S. federal income tax law and are based on the accuracy of representations made by us to them for this purpose. However, this section does not address all federal income tax matters that affect us or our unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain unitholders. Furthermore, this section focuses on unitholders who are individual citizens or residents of the United States (for federal income tax purposes), whose functional currency is the U.S. dollar, who use the calendar year as their taxable year, and who hold LP Units as capital assets (generally, property that is held for investment). This section has only limited applicability to corporations, partnerships (and entities treated as partnerships for U.S. federal income tax purposes), estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, individual retirement accounts ("IRAs"), employee benefit plans, real estate investment trusts or mutual funds. Accordingly, we encourage each prospective unitholder to consult such unitholder's own tax advisor in analyzing the federal, state, local and non-U.S. tax consequences that are particular to that unitholder resulting from its ownership or disposition of its LP Units and potential changes in applicable tax laws.

        We are relying on opinions and advice of Vinson & Elkins L.L.P. with respect to the matters described herein. An opinion of counsel represents only that counsel's best legal judgment and does not bind the Internal Revenue Service (the "IRS") or a court. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any such contest of the matters described herein may materially and adversely impact the market for our LP Units and the prices at which such LP Units trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders because the costs will reduce our cash available for distribution. Furthermore, the tax consequences of an investment in us may be significantly modified by future legislative or administrative changes or court decisions, which may be retroactively applied.

        For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following federal income tax issues: (1) the treatment of a unitholder whose LP Units are the subject of a securities loan (e.g., a loan to a short seller to cover a short sale of LP Units) (please read "—Tax Consequences of LP Unit Ownership—Treatment of Securities Loans"); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "—Disposition of LP Units—Allocations Between Transferors and Transferees"); and (3) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read "Tax Consequences of LP Unit Ownership—Section 754 Election" and "—Uniformity of LP Units").

Taxation of the Partnership

        Partnership Status.    We are treated as a partnership for U.S. federal income tax purposes and, therefore, generally will not be liable for entity-level federal income taxes. Instead, as described below, each of our unitholders will take into account its respective share of our items of income, gain, loss and deduction in computing its federal income tax liability as if the unitholder had earned such income directly, even if no cash distributions are made to the unitholder.

        Section 7704 of the Code generally provides that publicly traded partnerships will be treated as corporations for federal income tax purposes. However, if 90% or more of a partnership's gross income for every taxable year it is publicly traded consists of "qualifying income," the partnership may continue to be treated as a partnership for U.S. federal income tax purposes (the "Qualifying Income Exception"). Qualifying income includes (i) income and gains derived from the transportation, storage, refining, processing and marketing of crude oil, natural gas and products thereof (including NGLs), (ii) interest (other than from a financial business), (iii) dividends, (iv) gains from the sale of real property and (v) gains from the sale or other disposition of capital assets held for the production of qualifying income. We estimate that less than 5% of our current gross income is not qualifying income; however, this estimate could change from time to time.

        Based upon factual representations made by us and our general partner, Vinson & Elkins L.L.P. is of the opinion that we will be treated as a partnership for federal income tax purposes. The representations made by us and our general partner upon which Vinson & Elkins L.L.P. has relied in rendering its opinion include, without limitation:

  (a)
  Other than Buckeye Development & Logistics I LLC, neither we nor any of our partnership or limited liability company subsidiaries has elected to be treated as a corporation for federal income tax purposes;

  (b)
  For each taxable year, more than 90% of our gross income has been and will be income of a character that Vinson & Elkins L.L.P. has opined is "qualifying income" within the meaning of Section 7704(d) of the Code; and

  (c)
  Each hedging transaction that we treat as resulting in qualifying income has been and will be appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been and will be associated with crude oil, natural gas, or products thereof that are held or to be held by us in activities that Vinson & Elkins L.L.P. has opined generate qualifying income.

        We believe that these representations are true and will be true in the future.

        If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as transferring all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation and then as distributing that stock to our unitholders in liquidation of their interests in us. This deemed contribution and liquidation should not result in the recognition of taxable income by our unitholders or us so long as our liabilities do not exceed the tax basis of our assets. Thereafter, we would be treated as an association taxable as a corporation for federal income tax purposes.

        The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our LP Units may be modified by administrative or legislative action or judicial interpretation at any time. For example, from time to time, members of the U.S. Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. One such legislative proposal would have eliminated the Qualifying Income Exception upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us and may be applied retroactively. Any such changes could negatively impact the value of an investment in our LP Units.

        If for any reason we are taxable as a corporation in any taxable year, our items of income, gain, loss and deduction would be taken into account by us in determining the amount of our liability for federal income tax, rather than being passed through to our unitholders. Accordingly, our taxation as a corporation would materially reduce the cash available for distribution to unitholders and thus would likely substantially reduce the value of our LP Units. In addition, any distribution made to a unitholder at a time we are treated as a corporation would be (i) a taxable dividend to the extent of our current or accumulated earnings and profits then (ii) a nontaxable return of capital to the extent of the unitholder's tax basis in our LP Units and thereafter (iii) taxable capital gain.

        The remainder of this discussion is based on Vinson & Elkins L.L.P.'s opinion that we will be treated as a partnership for federal income tax purposes.

Tax Consequences of LP Unit Ownership

        Limited Partner Status.    Unitholders who are admitted as limited partners of Buckeye Partners, L.P. as well as unitholders whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of units, will be treated as partners of Buckeye Partners, L.P. for federal income tax purposes. For a discussion related to the risks of losing partner status as a result of securities loans, please read "—Treatment of Securities Loans." Unitholders who are not treated as partners of the partnership as described above are urged to consult their own tax advisors with respect to their tax consequences of holding LP Units in Buckeye Partners, L.P.

        Flow-Through of Taxable Income.    Subject to the discussion below under "—Entity-Level Collections of Unitholder Taxes" with respect to payments we may be required to make on behalf of our unitholders, we will not pay any federal income tax. Rather, each unitholder will be required to report on its federal income tax return each year its share of our income, gains, losses and deductions for our taxable year or years ending with or within its taxable year. Consequently, we may allocate income to a unitholder even if that unitholder has not received a cash distribution.

        Basis of LP Units.    A unitholder's tax basis in its LP Units initially will be the amount paid for those LP Units plus the unitholders initial allocable share of our liabilities. That basis generally will be (i) increased by the unitholder's share of our income and by any increases in such unitholder's share of our liabilities, and (ii) decreased, but not below zero, by the amount of all distributions to the unitholder, the unitholder's share of our losses, and any decreases in the unitholder's share of our liabilities. The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests.

        Treatment of Distributions.    Distributions made by us to a unitholder generally will not be taxable to the unitholder, unless such distributions exceed the unitholder's tax basis in its LP Units, in which case the unitholder will recognize gain taxable in the manner described below under "—Disposition of LP Units."

        Any reduction in a unitholder's share of our "liabilities" will be treated as a distribution by us of cash to that unitholder. A decrease in a unitholder's percentage interest in us because of our issuance of additional LP Units may decrease the unitholder's share of our liabilities. For purposes of the foregoing, a unitholder's share of our nonrecourse liabilities (liabilities for which no partner bears the economic risk of loss) generally will be based upon that unitholder's share of the unrealized appreciation (or depreciation) in our assets, to the extent thereof, with any excess liabilities allocated based on the unitholder's share of our profits. Please read "—Disposition of LP Units."

        A non-pro rata distribution of money or property (including a deemed distribution as a result of the reallocation of our liabilities described above) may cause a unitholder to recognize ordinary income, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation and depletion recapture and substantially appreciated "inventory items," both as defined in Section 751 of the Code ("Section 751 Assets"). To the extent of such reduction, the unitholder would be deemed to receive its proportionate share of the Section 751 Assets and exchange such assets with us in return for an allocable portion of the non-pro rata distribution. This deemed exchange generally will result in the unitholder's recognition of ordinary income in an amount equal to the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder's tax basis (generally zero) in the Section 751 Assets deemed to be relinquished in the exchange.

        Limitations on Deductibility of Losses.    The deduction by a unitholder of its share of our losses will be limited to the lesser of (i) the unitholder's tax basis in its LP Units, and (ii) in the case of a unitholder that is an individual, estate, trust or certain types of closely-held corporations, the amount for which the unitholder is considered to be "at risk" with respect to our activities. In general, a unitholder will be at risk to the extent of its tax basis in its LP Units, reduced by (1) any portion of that basis attributable to the unitholder's share of our liabilities, (2) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or similar arrangement and (3) any amount of money the unitholder borrows to acquire or hold its LP Units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder or can look only to the LP Units for repayment.

        A unitholder subject to the at risk limitation must recapture losses deducted in previous years to the extent that distributions (including distributions deemed to result from a reduction in a unitholder's share of nonrecourse liabilities) cause the unitholder's at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of the basis or at risk limitations will carry forward and will be allowable as a deduction in a later year to the extent that the unitholder's tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon a taxable disposition of LP Units, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but not losses suspended by the basis limitation. Any loss previously suspended by the at risk limitation in excess of that gain can no longer be used, and will not be available to offset a unitholder's salary or active business income.

        In addition to the basis and at risk limitations, passive activity loss limitations generally limit the deductibility of losses incurred by individuals, estates, trusts, some closely held corporations and personal service corporations from "passive activities" (generally, trade or business activities in which the taxpayer does not materially participate). The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses we generate will be available to offset only our passive income. Passive losses that exceed a unitholder's share of passive income we generate may be deducted in full when the unitholder disposes of all of its LP Units in a fully taxable transaction with an unrelated party. The passive activity loss rules are generally applied after other applicable limitations on deductions, including the at risk and basis limitations.

        Limitations on Interest Deductions.    The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

  •
  interest on indebtedness properly allocable to property held for investment;

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  our interest expense attributed to portfolio income; and

  •
  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry an LP Unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses other than interest directly connected with the production of investment income. Net investment income generally does not include qualified dividend income (if applicable) or gains attributable to the disposition of property held for investment. A unitholder's share of a publicly-traded partnership's portfolio income and, according to the IRS, net passive income will be treated as investment income for purposes of the investment interest expense limitation.

        Entity-Level Collections of Unitholder Taxes.    If we are required or elect under applicable law to pay any federal, state, local or non-U.S. tax on behalf of any current or former unitholder, we are authorized to treat the payment as a distribution of cash to the relevant unitholder. Where tax is payable on behalf of all unitholders or the relevant unitholder's identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder, in which event the unitholder may be entitled to claim a refund of the overpayment amount. Unitholders are urged to consult their tax advisors to determine the consequences to them of any tax payment we make on their behalf.

        Allocation of Income, Gain, Loss and Deduction.    In general, our items of income, gain, loss and deduction will be allocated among the unitholders in accordance with their percentage interests in us. At any time that incentive distributions are made to our general partner, gross income will be allocated to the recipients to the extent of these distributions. However, specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Code (or the principles of Section 704(c) of the Code) to account for any difference between the tax basis and fair market value of our assets at the time such assets are contributed to us and any time we issue additional LP Units (a "Book-Tax Disparity"). As a result, the federal income tax burden associated with any Book-Tax Disparity immediately prior to an offering generally will be borne by our partners holding interests in us prior to such offering. In addition, items of recapture income will be specially allocated to the extent possible to the unitholder who was allocated the deduction giving rise to that recapture income in order to minimize the recognition of ordinary income by other unitholders.

        An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Code to eliminate a Book-Tax Disparity, will generally be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has "substantial economic effect" as determined under Treasury Regulations. If an allocation does not have substantially economic effect, it will be reallocated to our unitholders on the basis of their interests in us, which will be determined by taking into account all the facts and circumstances, including

  •
  its relative contributions to us;

  •
  the interests of all the unitholders in profits and losses;

  •
  the interest of all the unitholders in cash flow; and

  •
  the rights of all the unitholders to distributions of capital upon liquidation.

        Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in "—Section 754 Election" and "—Disposition of LP Units—Allocations Between Transferors and Transferees," allocations of income, gain, loss or deduction under our partnership agreement will be given substantial economic effect.

        Treatment of Securities Loans.    A unitholder whose LP Units are the subject of a securities loan (for example, a loan to a "short seller" to cover a short sale of LP Units) may be treated as having disposed of those LP Units. If so, such unitholder would no longer be treated for tax purposes as a partner with respect to those LP Units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period (i) any of our income, gain, loss or deduction allocated to those LP Units would not be reportable by the lending unitholder and (ii) any cash distributions received by the unitholder as to those LP Units may be treated as ordinary taxable income.

        Due to a lack of controlling authority, Vinson & Elkins L.L.P. has not rendered an opinion regarding the tax treatment of a unitholder that enters into a securities loan with respect to its LP Units. Unitholders desiring to assure their status as partners and avoid the risk of income recognition from a loan of their LP Units are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and lending their LP Units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read "—Disposition of LP Units—Recognition of Gain or Loss."

        Tax Rates.    Under current law, the highest marginal federal income tax rates for individuals applicable to ordinary income and long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) are 39.6% and 20%, respectively. These rates are subject to change by new legislation at any time.

        In addition, a 3.8% net investment income tax applies to certain net investment income earned by individuals, estates, and trusts. For these purposes, net investment income generally includes a unitholder's allocable share of our income and gain realized by a unitholder from a sale of LP Units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder's net investment income from all investments, or (ii) the amount by which the unitholder's modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if married filing separately) or $200,000 (if the unitholder is unmarried or in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

        Section 754 Election.    We have made the election permitted by Section 754 of the Code that permits us to adjust the tax bases in our assets as to specific purchasers of our LP Units under Section 743(b) of the Code. That election is irrevocable without the consent of the IRS. The Section 743(b) adjustment separately applies to each purchaser of LP Units based upon the values and bases of our assets at the time of the relevant LP Unit purchase, and the adjustment will reflect the purchase price paid. The Section 743(b) adjustment does not apply to a person who purchases LP Units directly from us.

        Under our partnership agreement, we are authorized to take a position to preserve the uniformity of LP Units even if that position is not consistent with these or any other Treasury Regulations. A literal application of Treasury Regulations governing a Section 743(b) adjustment attributable to properties depreciable under Section 167 of the Code may give rise to differences in the taxation of unitholders purchasing units from us and unitholders purchasing from other unitholders. If we have any such properties, we intend to adopt methods employed by other publicly traded partnerships to preserve the uniformity of units, even if inconsistent with existing Treasury Regulations, and Vinson & Elkins L.L.P. has not opined on the validity of this approach. Please read "—Uniformity of LP Units."

        The IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of LP Units due to the lack of controlling authority. Because a unitholder's tax basis in its LP Units is reduced by its share of our items of deduction or loss, any position we take that understates deductions will overstate a unitholder's basis in its LP Units, and may cause the unitholder to understate gain or overstate loss on any sale of such LP Units. Please read "—Disposition of LP Units—Recognition of Gain or Loss." If a challenge to such treatment were sustained, the gain from the sale of LP Units may be increased without the benefit of additional deductions.

        The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our assets subject to depreciation to goodwill or nondepreciable assets. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure any unitholder that the determinations we make will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different tax basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of LP Units may be allocated more income than it would have been allocated had the election not been revoked.

Tax Treatment of Operations

        Accounting Method and Taxable Year.    We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in its tax return its share of our income, gain, loss and deduction for each taxable year ending within or with its taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its LP Units following the close of our taxable year but before the close of its taxable year must include its share of our income, gain, loss and deduction in income for its taxable year, with the result that it will be required to include in income for its taxable year its share of more than one year of our income, gain, loss and deduction. Please read "—Disposition of LP Units—Allocations Between Transferors and Transferees."

        Tax Basis, Depreciation and Amortization.    The tax bases of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of those assets. If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation and depletion deductions previously taken may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its interest in us. Please read "—Tax Consequences of LP Unit Ownership—Allocation of Income, Gain, Loss and Deduction" and "—Disposition of LP Units—Recognition of Gain or Loss."

        The costs we incur in offering and selling our LP Units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. While there are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us, the underwriting discounts and commissions we incur will be treated as syndication expenses. Please read "Disposition of LP Units—Recognition of Gain or Loss."

        Valuation and Tax Basis of Our Properties.    The federal income tax consequences of the ownership and disposition of LP Units will depend in part on our estimates of the relative fair market values and the tax bases of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of tax basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders could change, and unitholders could be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of LP Units

        Recognition of Gain or Loss.    A unitholder will be required to recognize gain or loss on a sale of LP Units equal to the difference between the unitholder's amount realized and tax basis in the LP Units sold. A unitholder's amount realized will equal the sum of the cash and the fair market value of other property it receives plus its share of our liabilities with respect to such LP Units sold. Because the amount realized includes a unitholder's share of our liabilities, the gain recognized on the sale of LP Units could result in a tax liability in excess of any cash received from the sale.

        Except as noted below, gain or loss recognized by a unitholder on the sale or exchange of an LP Unit held for more than one year generally will be taxable as long-term capital gain or loss. However, gain or loss recognized on the disposition of LP Units will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to Section 751 Assets, such as depreciation or depletion recapture and our "inventory items," regardless of whether such inventory item is substantially appreciated in value. Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized on the sale of an LP Unit and may be recognized even if there is a net taxable loss realized on the sale of an LP Unit. Thus, a unitholder may recognize both ordinary income and capital gain or loss upon a sale of LP Units. Net capital loss may offset capital gains and, in the case of individuals, up to $3,000 of ordinary income per year.

        For purposes of calculating gain or loss on the sale of units, the unitholder's adjusted tax basis will be adjusted by its allocable share of our income or loss in respect of its units for the year of the sale. Furthermore, as described above, the IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner's tax basis in its entire interest in the partnership as the value of the interest sold bears to the value of the partner's entire interest in the partnership.

        Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify LP Units transferred with an ascertainable holding period to elect to use the actual holding period of the LP Units transferred. Thus, according to the ruling discussed above, a unitholder will be unable to select high or low basis LP Units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, it may designate specific LP Units sold for purposes of determining the holding period of LP Units transferred. A unitholder electing to use the actual holding period of LP Units transferred must consistently use that identification method for all subsequent sales or exchanges of our LP Units. A unitholder considering the purchase of additional LP Units or a sale of LP Units purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

        Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" financial positions, including a partnership interest with respect to which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

  •
  a short sale;

  •
  an offsetting notional principal contract; or

  •
  a futures or forward contract with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue Treasury Regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

        Allocations Between Transferors and Transferees.    In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of LP Units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the "Allocation Date"). However, gain or loss realized on a sale or other disposition of our assets or, in the discretion of the general partner, any other extraordinary item of income, gain, loss or deduction will be allocated among the unitholders on the Allocation Date in the month in which such income, gain, loss or deduction is recognized. As a result, a unitholder transferring LP Units may be allocated income, gain, loss and deduction realized after the date of transfer.

        Although simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. Recently, however, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we have adopted. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferee and transferor unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferee and transferor unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

        A unitholder who disposes of LP Units prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deduction attributable to the month of disposition but will not be entitled to receive a cash distribution for that period.

        Notification Requirements.    A unitholder who sells or purchases any of its LP Units is generally required to notify us in writing of that transaction within 30 days after the transaction (or, if earlier, January 15 of the year following the transaction in the case of a seller). Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of LP Units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale through a broker who will satisfy such requirements.

        Constructive Termination.    We will be considered to have "constructively" terminated as a partnership for federal income tax purposes upon the sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of measuring whether the 50% threshold is reached, multiple sales of the same LP Unit are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than the calendar year, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in such unitholder's taxable income for the year of termination.

        A constructive termination occurring on a date other than December 31 would result in us filing two tax returns for one fiscal year thereby increasing our administration and tax costs. However, pursuant to an IRS relief procedure, the IRS may allow a constructively terminated partnership to provide a single Schedule K-1 for the calendar year in which a termination occurs. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination may either accelerate the application of, or subject us to, any tax legislation enacted before the termination that would not otherwise have been applied to us as a continuing as opposed to a terminating partnership.

Uniformity of LP Units

        Because we cannot match transferors and transferees of LP Units and for other reasons, we must maintain uniformity of the economic and tax characteristics of the LP Units to a purchaser of these LP Units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements. Any non-uniformity could have a negative impact on the value of the LP Units. Please read "—Tax Consequences of LP Unit Ownership—Section 754 Election."

        Our partnership agreement permits our general partner to take positions in filing our tax returns that preserve the uniformity of our LP Units. These positions may include reducing for some unitholders the depreciation, amortization or loss deductions to which a unitholder would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Vinson & Elkins L.L.P. is unable to opine as to the validity of such filing positions. A unitholder's basis in LP Units is reduced by its share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder's basis in its LP Units, and may cause the unitholder to understate gain or overstate loss on any sale of such LP Units. Please read "—Disposition of LP Units—Recognition of Gain or Loss" above and "—Tax Consequences of LP Unit Ownership—Section 754 Election" above. The IRS may challenge one or more of any positions we take to preserve the uniformity of LP Units. If such a challenge were sustained, the uniformity of LP Units might be affected, and, under some circumstances, the gain from the sale of LP Units might be increased without the benefit of additional deductions.

Tax-Exempt Organizations and Other Investors

        Ownership of LP Units by employee benefit plans and other tax-exempt organizations as well as by non-resident alien individuals, non-U.S. corporations and other non-U.S. persons (collectively, "Non-U.S. Unitholders") raises issues unique to those investors and, as described below, may have substantial adverse tax consequences to them. Prospective unitholders that are tax-exempt entities or Non-U.S. Unitholders should consult their tax advisors before investing in our LP Units. Employee benefit plans and most other tax-exempt organizations, including IRAs and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income will be unrelated business taxable income and will be taxable to a tax-exempt unitholder.

        Non-U.S. Unitholders are taxed by the United States on income effectively connected with the conduct of a U.S. trade or business ("effectively connected income") and on certain types of U.S.-source non-effectively connected income (such as dividends), and unless exempted or further limited by an income tax treaty, will be considered to be engaged in business in the United States because of their ownership of our LP Units. Furthermore, it is probable that they will be deemed to conduct such activities through permanent establishments in the United States within the meaning of applicable tax treaties. Consequently, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax on their share of our net income or gain in a manner similar to a taxable U.S. unitholder. Moreover, under rules applicable to publicly traded partnerships, distributions to Non-U.S. Unitholders are subject to withholding at the highest applicable effective tax rate. Each Non-U.S. Unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN, W-8BEN-E or applicable substitute form in order to obtain credit for these withholding taxes.

        In addition, because a Non-U.S. Unitholder classified as a corporation will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U. S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity," to the extent reflected in the corporation's effectively connected earnings and profits. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

        A Non-U.S. Unitholder who sells or otherwise disposes of an LP Unit will be subject to federal income tax on gain realized from the sale or disposition of that LP Unit to the extent the gain is effectively connected with a U.S. trade or business of the Non-U.S. Unitholder. Under a ruling published by the IRS, interpreting the scope of "effectively connected income," gain recognized by a non-U.S. person from the sale of its interest in a partnership that is engaged in a trade or business in the United States will be considered to be effectively connected with a U.S. trade or business. Thus, part or all of a Non-U.S. Unitholder's gain from the sale or other disposition of its units may be treated as effectively connected with a unitholder's indirect U.S. trade or business constituted by its investment in us. Moreover, under the Foreign Investment in Real Property Tax Act, a Non-U.S. Unitholder generally will be subject to federal income tax upon the sale or disposition of an LP Unit if (i) it owned (directly or constructively applying certain attribution rules) more than 5% of our LP Units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business consisted of U.S. real property interests which include U.S. real estate (including land, improvements, and certain associated personal property) and interests in certain entities holding U.S. real estate at any time during the shorter of the period during which such unitholder held the LP Units or the 5-year period ending on the date of disposition. Currently, more than 50% of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. Therefore, Non-U.S. Unitholders may be subject to federal income tax on gain from the sale or disposition of their LP Units.

Administrative Matters

        Information Returns and Audit Procedures.    We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes its share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder's share of income, gain, loss and deduction. We cannot assure our unitholders that those positions will yield a result that conforms to the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS.

        The IRS may audit our federal income tax information returns. Neither we nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully challenge the positions we adopt, and such a challenge could adversely affect the value of the LP Units. The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of its own return. Any audit of a unitholder's return could result in adjustments unrelated to our returns.

        Publicly traded partnerships generally are treated as entities separate from their owners for purposes of federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings of the partners. The Code requires that one partner be designated as the "Tax Matters Partner" for these purposes, and our partnership agreement designates our general partner.

        The Tax Matters Partner has made and will make some elections on our behalf and on behalf of unitholders. The Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review may go forward, and each unitholder with an interest in the outcome may participate in that action.

        A unitholder must file a statement with the IRS identifying the treatment of any item on its federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

        Nominee Reporting.    Persons who hold an interest in us as a nominee for another person are required to furnish to us:

  (1)
  the name, address and taxpayer identification number of the beneficial owner and the nominee;

  (2)
  a statement regarding whether the beneficial owner is:

  (a)
  a non-U.S. person;

  (b)
  a non-U.S. government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

  (c)
  a tax-exempt entity;

  (3)
  the amount and description of LP Units held, acquired or transferred for the beneficial owner; and

  (4)
  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on LP Units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1.5 million per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the LP Units with the information furnished to us.

        Accuracy-Related Penalties.    Certain penalties may be imposed on taxpayers as a result of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements. No penalty will be imposed, however, for any portion of any such underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion. Penalties may also be imposed for engaging in transactions without economic substance. We do not anticipate engaging in transactions without economic substance or otherwise participating in transactions that would subject our unitholders to accuracy-related penalties.

State, Local and Other Tax Considerations

        In addition to federal income taxes, unitholders will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which we conduct business or own property or in which the unitholder is a resident. We currently do business or own property in more than 30 states, most of which impose income taxes. The Partnership also owns property and conducts business in Puerto Rico, St. Lucia and Grand Bahama. Under current law, unitholders are not required to file a tax return or pay taxes in Puerto Rico, St. Lucia or Grand Bahama. We may own property or do business in other states or foreign jurisdictions in the future that impose income or similar taxes on nonresident individuals. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on its investment in us. Unitholders may not be required to file a return and pay taxes in some states because its income from that state falls below the filing and payment requirement. Unitholders will be required, however, to file state income tax returns and to pay state income taxes in many of these states in which we do business or own property, and unitholders may be subject to penalties for failure to comply with those requirements. Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the state, generally does not relieve a nonresident unitholder from the obligation to file an income tax return.

        It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of its investment in us. We strongly recommend that each prospective unitholder consult, and depend on, its own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local, and non-U.S., as well as U.S. federal tax returns that may be required of it. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local, alternative minimum tax or non-U.S. tax consequences of an investment in us.

Material Tax Consequences of Ownership of Debt Securities

        A description of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of debt securities will be set forth on the prospectus supplement relating to the offering of debt securities.

LEGAL MATTERS

        In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplement, the validity of those securities may be passed upon by Vinson & Elkins L.L.P., Houston, Texas, as our counsel, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

        The consolidated financial statements, incorporated in this Prospectus by reference from the Buckeye Partners, L.P. Annual Report on Form 10-K, and the effectiveness of Buckeye Partners, L.P. and subsidiaries' internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$600,000,000

Buckeye Partners, L.P.

3.950% Notes due 2026

Prospectus Supplement

Joint Book-Running Managers

Barclays

J.P. Morgan

SunTrust Robinson Humphrey

Wells Fargo Securities

BNP PARIBAS

Deutsche Bank Securities

PNC Capital Markets LLC

SMBC Nikko

Co-Managers

BB&T Capital Markets

Morgan Stanley

October 27, 2016